                                                                     EXHIBIT 2.6

                            ASSET PURCHASE AGREEMENT

                              DATED JULY 31 , 2007

                               (LAUREL HEALTHCARE)

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                                TABLE OF CONTENTS

ARTICLE 1. THE TRANSACTIONS; CLOSING......................................     1
   1.1   PURCHASE AND SALE OF PURCHASED ASSETS............................     1
   1.2   EXCLUDED ASSETS..................................................     3
   1.3   PURCHASE PRICE...................................................     3
   1.4   ASSUMPTION OF LIABILITIES........................................     5
   1.5   ALLOCATION.......................................................     6
   1.6   TITLE EXAMINATION................................................     7
   1.7   RIGHT OF INSPECTION..............................................     9
   1.8   CLOSING..........................................................    12
   1.9   DELIVERIES BY THE SELLERS........................................    12
   1.10  DELIVERIES BY BUYER..............................................    13

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................    13
   2.1   ORGANIZATION, POWER AND STANDING.................................    13
   2.2   SUBSIDIARIES.....................................................    13
   2.3   VALIDITY AND ENFORCEABILITY......................................    13
   2.4   FINANCIAL STATEMENTS.............................................    13
   2.5   MATERIAL ADVERSE CHANGES.........................................    14
   2.6   MATERIAL CONTRACTS...............................................    14
   2.7   REAL PROPERTY....................................................    15
   2.8   DELIVERY OF TITLE DOCUMENTS......................................    17
   2.9   PERSONAL PROPERTY................................................    17
   2.10  INTELLECTUAL PROPERTY............................................    17
   2.11  INVENTORIES......................................................    18
   2.12  RESIDENTS AND SUPPLIERS..........................................    18
   2.13  THIRD-PARTY PAYORS...............................................    18
   2.14  CERTAIN FINANCIAL RELATIONSHIPS..................................    19
   2.15  SELLERS' REQUIRED CONSENTS.......................................    19
   2.16  REGULATORY AND LEGAL COMPLIANCE..................................    19
   2.17  COST REPORTS.....................................................    21
   2.18  ABSENCE OF CERTAIN BUSINESS PRACTICES............................    21
   2.19  LICENSES AND PERMITS.............................................    22
   2.20  LITIGATION.......................................................    22
   2.21  EMPLOYEES AND COMPENSATION.......................................    22
   2.22  ERISA; COMPENSATION AND BENEFIT PLANS............................    23
   2.23  ENVIRONMENTAL MATTERS............................................    24
   2.24  INSURANCE........................................................    24
   2.25  DEBT.............................................................    25
   2.26  DISCLOSURE.......................................................    25
   2.27  BROKERS..........................................................    25


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
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BENEFICIAL OWNERS............    25
   3.1   AUTHORITY........................................................    25
   3.2   NO CONFLICT......................................................    25
   3.3   BROKERS..........................................................    26
   3.4   PERSONAL FINANCIAL STATEMENTS....................................    26

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER........................    26
   4.1   ORGANIZATION.....................................................    26
   4.2   AUTHORITY........................................................    26
   4.3   BUYER REQUIRED CONSENTS..........................................    26
   4.4   BROKERS..........................................................    27
   4.5   DISCLOSURE.......................................................    27

ARTICLE 5. COVENANTS OF THE SELLERS AND BENEFICIAL OWNERS.................    27
   5.1   CONDUCT OF THE BUSINESS..........................................    27
   5.2   EFFORTS..........................................................    28
   5.3   EXCLUSIVITY......................................................    28
   5.4   NON-COMPETITION AND NON-SOLICITATION COVENANTS...................    29
   5.5   INJUNCTIVE RELIEF; LIMITATION ON SCOPE...........................    29
   5.6   DELIVERY OF FINANCIAL STATEMENTS.................................    30
   5.7   USE OF NAME......................................................    30
   5.8   BROKER FEES......................................................    30
   5.9   ACCRUED PTO......................................................    30
   5.10  NO DISSOLUTION OF SELLERS........................................    30

ARTICLE 6. COVENANTS OF BUYER.............................................    31
   6.1   REPRESENTATIONS AND WARRANTIES...................................    31
   6.2   EFFORTS..........................................................    31
   6.3   ADMINISTRATIVE FILINGS AND APPEALS...............................    31
   6.4   EXPANSION OFFICE SPACE...........................................    31

ARTICLE 7. CONDITIONS TO CLOSING..........................................    32
   7.1   CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS.................    32
   7.2   CONDITIONS TO OBLIGATIONS OF BUYER...............................    32
   7.3   CONDITIONS TO OBLIGATIONS OF THE SELLERS.........................    35

ARTICLE 8. TERMINATION....................................................    37
   8.1   TERMINATION......................................................    37
   8.2   EFFECT OF TERMINATION............................................    38

ARTICLE 9. SURVIVAL; INDEMNIFICATION......................................    39
   9.1   SURVIVAL.........................................................    39
   9.2   INDEMNIFICATION BY THE SELLERS AND BENEFICIAL OWNERS.............    40
   9.3   INDEMNIFICATION BY BUYER.........................................    41
   9.4   CALCULATION OF LOSSES............................................    41
   9.5   DEFENSE OF CLAIMS................................................    41

ARTICLE 10. MISCELLANEOUS.................................................    42
   10.1  NOTICES..........................................................    42
   10.2  SEVERABILITY AND GOVERNING LAW...................................    43
   10.3  AMENDMENTS, WAIVERS..............................................    43
   10.4  EXPENSES.........................................................    43
   10.5  CONFIDENTIALITY..................................................    43
   10.6  SUCCESSORS AND ASSIGNS...........................................    44
   10.7  ENTIRE AGREEMENT.................................................    44
   10.8  COUNTERPARTS.....................................................    44
   10.9  HEADINGS.........................................................    44
   10.10 FURTHER ASSURANCES...............................................    44
   10.11 THIRD PARTY BENEFICIARIES........................................    45
   10.12 NO STRICT CONSTRUCTION...........................................    45
   10.13 SCHEDULES AND EXHIBITS...........................................    45
   10.14 ATTORNEY FEES....................................................    45

ARTICLE 11. DEFINITIONS...................................................    45

SCHEDULES:

[All schedules to be updated within 5 business days of the date of the Agreement, in accordance with Article 2 of the Agreement.]

Schedule A             Companies, Facilities and Addresses
Schedule 1.1(b)        Facility Leases
Schedule 1.2           Excluded Assets
Schedule 1.5           Allocation of Purchase Price
Schedule 2             List of Executive Directors/Facility Administrator
Schedule 2.1           State of Organization of Sellers
Schedule 2.2           List of Subsidiaries
Schedule 2.5           Material Adverse Changes
Schedule 2.6           Material Contracts
Schedule 2.7(e)        Real Property Licenses, Consents, Etc.
Schedule 2.10(b)       List of Company Intellectual Property
Schedule 2.12          Average Daily Census per Facility
Schedule 2.13          Disclosure regarding Third Party Payors

Schedule 2.15          Sellers' Required Consents
Schedule 2.16(a)       Governmental Notices
Schedule 2.16(g)       Provider Contracts with TRICARE or Dept. of Veterans Affairs
Schedule 2.16(i)       Survey Violations
Schedule 2.18          Absence of Certain Business Practices
Schedule 2.19          Licenses and Permits
Schedule 2.20          Litigation
Schedule 2.21(c)       Employees and Compensation (Unions)
Schedule 2.21(d)       Employees and Compensation (Material Employees)
Schedule 2.22(a)       ERISA; Compensation and Benefit Plans
Schedule 2.22(d)       Obligations to Employees
Schedule 2.23          Environmental Matters
Schedule 2.24          Insurance Policies
Schedule 2.25          Debt
Schedule 4.3           Buyer Required Consents
Schedule 5.1(b)        Changes in Business Operations
Schedule 7.2(i)        Required Facility Lease Amendments

EXHIBITS:
Exhibit 1.3(c)         Escrow Agent's General Provisions
Exhibit 1.3(d)         Indemnification Escrow Agreement
Exhibit 7.2(c)         Seller's Compliance Certificate
Exhibit 7.2(j)(i)      Operations Transfer Agreement
Exhibit 7.2(j)(i)(A)   Operations Transfer Agreement (Hospice)

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "AGREEMENT") is entered into as of July 31, 2007 by and among Skilled Healthcare Group, Inc., a Delaware corporation, (the "BUYER"); the limited liability companies listed on SCHEDULE A hereto (each a "COMPANY" or "SELLER"and collectively, the "COMPANIES" or "SELLERS"). Scott Athans, an individual ("ATHANS"), and Alan Zampini, an individual ("ZAMPINI", and together with Athans, the "BENEFICIAL OWNERS") join this Agreement only as to ARTICLE 3, 9 and 10, and Sections 5.4 and 5.5. Subject to the provisions of
Section 10.6, the parties acknowledge that Buyer may assign any or all of its rights hereunder to one or more of its Affiliates, and references herein to "Buyer" shall include any such assignees. An index of defined terms used herein is set forth in ARTICLE 11.

                                  INTRODUCTION

     The Beneficial Owners directly or indirectly own a majority of the outstanding membership and equity interests (the "EQUITY INTERESTS") of the Companies. The Sellers wish to sell, and Buyer wishes to buy, substantially all of the assets of the Companies, including, without limitation, substantially all of the assets of the Companies relating to those skilled nursing care facilities listed on SCHEDULE A (the "ACQUIRED FACILITIES"), on the terms and conditions set forth herein. The Beneficial Owners, as the direct and indirect owners of the Companies, will derive substantial benefits from such sale and purchase and wish to cause such sale and purchase to be consummated. Such sale and purchase and each other related transaction referred to herein are sometimes collectively referred to herein as the "TRANSACTIONS".

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.
                            THE TRANSACTIONS; CLOSING

1.1 PURCHASE AND SALE OF PURCHASED ASSETS. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, each of the Companies shall sell, convey, transfer, assign and deliver to Buyer at the Closing (as hereinafter defined), free and clear of all liens, security interests, deeds or indentures of trust, mortgages, encumbrances and restrictions (other than Permitted Encumbrances, as hereinafter defined), all of its assets and properties of every kind, nature and description of the Companies except as otherwise provided below (all of such assets being referred to herein as the "PURCHASED ASSETS"), including without limitation all of Sellers' right, title and interest in and to the following assets of the Companies:

     (a) the real properties owned by any Company, together with any buildings or other improvements and fixtures thereon, easements and appurtances thereto and other real property rights relating thereto (each an "OWNED REAL PROPERTY" and collectively, the "OWNED REAL PROPERTIES");


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

     (b) the real properties leased by any Company, together with any buildings or other improvements or fixtures thereon, easements and appurtances thereto and other real property rights relating thereto (each a "LEASED REAL PROPERTY" and collectively, the "LEASED REAL PROPERTIES") pursuant to those leases described on SCHEDULE 1.1(B) (each a "FACILITY LEASE," and collectively, the "FACILITY LEASES"), as more particularly defined and described therein (each Owned Real Property or Leased Real Property shall be referred to herein as a "REAL PROPERTY" and collectively as the "REAL PROPERTIES");

     (c) that certain Agreement Not to Compete dated March 1, 2006 (the "TAPIA NON-COMPETE") between A&J Ventures, LLC, Capistrano Investments, LLC, Alvarado Investments, LLC, Christopher E. Tapia ("TAPIA"), AT Health Ventures, LLC, Arbor Springs, LLC, Arbor Brook, LLC, Arbor Creek, LLC, Sandia Staffing, LLC, Healthcare Investors Of New Mexico - Springs, LLC, and AHC Advisors, LLC, but excluding any liability of the Sellers or their Affiliates for amounts payable by Sellers or their Affiliates to Tapia under the Tapia Non-Complete, whether before or after the Closing, including, without limitation, the payment obligations of Sellers or their Affiliates set forth in Section 8 of the Tapia Non-Compete (collectively, the "TAPIA NON-COMPETE LIABILITIES");

     (d) that certain Agreement Not to Complete dated July 26, 2007 (the "WIGDER NON-COMPETE") between Hospice of the Sandias, LLC, and Elizabeth Wigder ("WIGDER"), but excluding any liability of the Sellers or their Affiliates for amounts payable by Sellers or their Affiliates to Wigder under the Wigder Non-Complete, whether before or after the Closing, including, without limitation, the payment obligations of Sellers or their Affiliates set forth in
Section 6 of the Wigder Non-Compete (collectively, the "WIGDER NON-COMPETE LIABILITIES");

     (e) all tangible assets, including without limitation machinery and equipment, furniture, office equipment, leasehold improvements, fixtures and other improvements, including, without limitation, those located on or within any Real Property or otherwise related to the Acquired Facilities (collectively, the "IMPROVEMENTS"), and all inventories and supplies, including without limitation, those located at any Real Property or otherwise related to the Acquired Facilities (including without limitation linens and purchased parts and supplies);

     (f) originals or duplicate copies of all financial, accounting and operating data and records, including without limitation all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, projections, reference catalogs, payroll and personnel records to the extent allowed by law, and other similar property, rights and information;

     (g) all Company Intellectual Property (as hereinafter defined) to the extent assignable or transferable;

     (h) all goodwill and corporate opportunities, including pending business development opportunities at Santa Fe, New Mexico (including as reflected in the draft ground lease between St. Vincent Hospital and Laurel Healthcare Providers,
LLC); Muleshoe, Texas; Espanola, New Mexico; and any new hospice locations (collectively, the "DEVELOPMENT AREAS");

     (i) the Family Member Severance Agreements (defined below), but excluding any liability of the Sellers or their Affiliates for amounts payable by Sellers or their Affiliates to the Family Members under the Family Member Severance Agreements, whether before or after the Closing, including, without limitation, the payment obligations of Sellers or their Affiliates set forth in the Family Member Severance Agreements (collectively, the "FAMILY MEMBER SEVERANCE LIABILITIES"); and

     (j) all rights under the personal property leases, license agreements, contracts, agreements, permits, sale orders, purchase orders, open bids and other commitments listed on Schedule A of, and specifically assumed by Buyer under, the Operations Transfer Agreement (together with the Facility Leases, the "ASSUMED CONTRACTS").

1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Companies shall not transfer to Buyer, and the Purchased Assets shall not include (i) the Sellers' rights under this Agreement; (ii) cash, (iii) accounts receivables, (iv) any contracts other than the Assumed Contracts, the Family Member Severance Agreements, the Tapia Non-Compete, and the Wigder Non-Compete, and (v) any assets set forth on SCHEDULE 1.2 (collectively, the "EXCLUDED ASSETS").

1.3 PURCHASE PRICE.

     (a) The term "PURCHASE PRICE" means an aggregate of Fifty-One Million, Five Hundred Thousand Dollars ($51,500,000), subject to adjustment as described in
Section 1.3(b).

     (b) The Purchase Price will be increased, if at all, but in no event decreased, as follows:

          (i) If the Final Rebased 2007 Medicaid Rates are established on or prior to the Closing Date, then the Purchase Price shall be increased on the Closing Date by the excess, if any, of (A) the amount of the annualized projected increase in revenues for the Acquired Facilities calculated by Sellers and Buyer in good faith based upon the Medicaid Rate Increase for the Acquired Facilities and the actual Medicaid census for the 12 month period ending one month prior to the Closing Date over (B) $1,700,000 (such excess, if any, being referred to herein as the "EXCESS ANNUAL REVENUE INCREASE").

          (ii) If the Final Rebased 2007 Medicaid Rates are established after the Closing Date and on or prior to February 28, 2008, then Buyer shall pay to Sellers the Excess Annual Revenue Increase as an increase to the Purchase Price within fifteen (15) days following the date of Sellers' written request for payment of such Excess Annual Revenue Increase to Buyer. Buyer's obligations under this Section 1.3(b)(ii) shall surviving the Closing.

          (iii) If the Final Rebased 2007 Medicaid Rates are not established on or prior to February 28, 2008 or Sellers fails to deliver to Buyer a written request for payment of the Excess Annual Revenue Increase pursuant to clause
(ii) above on or before March 15, 2008, then Sellers shall not be entitled to any increase in the Purchase Price under the terms of this Section 1.3(b).

          (iv) As used in this Agreement, the following terms shall have the following meanings:

               (1) "FINAL REBASED 2007 MEDICAID RATES" means the rebased Medicaid reimbursement rates payable for Medicaid beds at the Acquired Facilities for 2007 that become final and determined by the State of New Mexico and that are certain to be paid.

               (2) "MEDICAID RATE INCREASE" means the increase in the Medicaid rate, if any, payable for the Acquired Facility based upon the Final Rebased 2007 Medicaid Rates as compared to the Medicaid reimbursement rates in effect as of the date of this Agreement after giving effect to any reduction to such increase caused by the Transactions or by any change in ownership of the applicable Medicaid provider or supplier agreements for the Acquired Facilities.

     (c) DEPOSIT AT SIGNING. Upon the execution of this Agreement by all of the parties, an earnest money deposit in the amount of One Million Dollars ($1,000,000) (the "DEPOSIT") shall be delivered by Buyer to Chicago Title Insurance Company (the "ESCROW AGENT"). Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Sellers and Buyer agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's willful misconduct or gross negligence. If Escrow Agent is in doubt as to its duties or obligations with regard to the Deposit, or if Escrow Agent receives conflicting instructions from Buyer and the Sellers with respect to the Deposit, then Escrow Agent shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until Buyer and Sellers agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Deposit in accordance with the laws of the state in which the Acquired Facilities are located. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon. Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.3(c) and 8.2 hereof. Escrow Agent's General Provisions are attached hereto as Exhibit 1.3(c) and made a part hereof.

     (d) PAYMENTS AT CLOSING. At the Closing, the Purchase Price shall be paid as follows:

          (i) Deposit. The Deposit and all accrued interest thereon shall be released by Escrow Agent to Sellers.

          (ii) Balance of Purchase Price. Buyer shall pay to the Companies by wire transfer of immediately available funds, an amount equal to the Purchase Price (subject to increase in accordance with the provisions of Section 1.3(b) above), less the Deposit and all accrued interest thereon. The Indemnification Escrow Amount owing by each Beneficial Owner pursuant to the provisions of clause (iii) below shall be funded independently by Beneficial Owners directly to the Indemnification Escrow Agent from the net proceeds of the Purchase Price otherwise distributable to such Beneficial Owners from Sellers hereunder.

          (iii) Transfer of Funds to Indemnification Escrow Agent. Each Beneficial Owner shall deposit with Escrow Agent, or such other escrow agent or holder designated by Buyer and approved by such Beneficial Owner (which approval shall not be unreasonably withheld or delayed) (the "INDEMNIFICATION ESCROW AGENT"), by wire transfer, cash in the amount of Five Hundred Thousand Dollars ($500,000) (the "INDEMNIFICATION ESCROW AMOUNT"). The Indemnification Escrow Amount shall be held by the Indemnification Escrow Agent in trust in an interest-bearing account pursuant to the terms of an Indemnification Escrow Agreement among Buyer, such Beneficial Owner and the Indemnification Escrow Agent, as escrow holder, in substantially the form attached as Exhibit 1.3(d) hereto (the "INDEMNIFICATION ESCROW AGREEMENT") and shall be available to compensate Buyer and its Affiliates for Losses under Section 9.2 of this Agreement.

1.4 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof, only those liabilities and obligations of the Sellers which accrue for performance subsequent to the Closing under the Assumed Contracts (the "ASSUMED LIABILITIES"). Except with respect to the Assumed Liabilities, Buyer shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of any nature of the Sellers, except to the extent caused by Buyer or any of Buyer's agents or employees in the course of its onsite inspections conducted in accordance with Section 1.7. Without limiting the generality of the foregoing, Buyer shall have no liability for the following liabilities of any Seller (collectively, together with all other liabilities and obligations of the Sellers other than the Assumed Liabilities, the "EXCLUDED LIABILITIES"):

     (a) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, letters of credit, capital leases and installment purchases (except as may be provided in the Assumed Liabilities but only to the extent that such obligation accrued for performance subsequent to the Closing);

     (b) obligations relating to Taxes related to the period prior to Closing, except to the extent that the Taxes are being prorated in accordance with the Operations Transfer Agreement, including, but not limited to, Taxes owed by the Sellers associated with the Closing, (for purposes hereof, "TAXES" means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any federal, state, or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto);

     (c) obligations under this Agreement or any agreement entered into in connection with the Transactions (other than the obligations of Buyer);

     (d) any litigation, suit, proceeding, arbitration, audit or investigation, filed or otherwise, with respect to the affairs of any Seller prior to the Closing;

     (e) any liability of any Seller resulting from repayments, recoupments or adjustments after the Closing Date to any amounts paid or payable to any Company for any cost report period ending on or before the Closing Date to or from Medicare, Medicaid or any other Federal or New Mexico state or local county healthcare program (collectively, "GOVERNMENT HEALTHCARE PROGRAMS") with respect to any cost adjustment, patient trust adjustment or share of cost adjustment for any cost report, but only for that portion of the cost report period preceding the Closing Date, if applicable;

     (f) any liability of any Seller relating to any rate adjustments, repayments or recoupments after the Closing Date arising out of any uncured failure by any such Company to comply with routine reporting and clinical requirements occurring prior to the Closing Date;

     (g) any regulatory or enforcement proceeding or action initiated by, or on behalf of, any Government Healthcare Program or any other governmental or regulatory official, body or authority, which relates to any alleged act or failure to act undertaken by any Seller which occurs on or before the Closing Date, regardless of when such proceeding or action is initiated;

     (h) amounts related to workers compensation for periods prior to the Closing, except to the extent that such amounts are being prorated in accordance with the Operations Transfer Agreement, including without limitation unpaid premiums for any workers compensation policy;

     (i) liabilities or obligations to any Affiliate of any Seller;

     (j) obligations related to any pension, profit sharing, retirement, employee benefit or similar plan, benefit or arrangement, including without limitation any and all obligations of the Sellers to employees in respect of accrued paid time off, vacation or similar compensation or benefits ("ACCRUED PTO");

     (k) liabilities relating to the Family Member Severance Agreements, the Tapia Non-Compete, the Wigder Non-Compete, including, without limitation, the Family Member Severance Liabilities, the Tapia Non-Compete Liabilities and the Wigder Non-Complete Liabilities

     (l) liabilities relating to any contracts that are not Assumed Contracts;

     (m) liabilities or obligations relating to the Excluded Assets, or not related to the Purchased Assets; or

     (n) the aggregate amount payable by the Sellers through the Closing Date, or arising as a result of the Transactions, for (i) legal, accounting, investment banking, broker and other fees and expenses, (ii) sales and use taxes, documentary stamp, transfer, privilege, excise or other similar tax or fee, if any, arising from the Transactions contemplated hereby, and (iii) all other payments, costs and expenses incurred by the Sellers in connection with or as a result of the Transactions contemplated hereby, including without limitation amounts required to discharge the Companies' obligations under any Benefit Plans.

1.5 ALLOCATION. The total amount of the Purchase Price shall be allocated among the Purchased Assets and the Sellers as set forth on SCHEDULE 1.5; provided, however, that any increase in the Purchase Price payable to the Sellers, either at Closing pursuant to Section 1.3(b)(i) above or following the Closing pursuant to Section 1.3(b)(ii) above, shall be allocated to the applicable Sellers of the Acquired Facilities based upon the actual Medicaid census for each Acquired Facility for the 12 month period ending immediately prior to the Closing. It is agreed by the parties that such allocation was arrived at by arm's length negotiation and in the judgment of the parties properly reflects the fair market value of the Purchased Assets transferred pursuant to this Agreement. It is agreed that the allocations under this Section 1.5 will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by each party on such party's tax returns. Buyer and Seller shall jointly prepare and cooperate in completing IRS Form 8594 within forty-five (45) days after Closing. SCHEDULE 1.5 shall be subject to change upon the written request of Buyer and Sellers written consent (which will not be unreasonably withheld), if Buyer elects to and obtains an appraisal. To the extent that any amounts are allocated to the non-competition covenants contained herein, such allocations shall not constitute a cap on potential liability in the event such covenants are breached.

1.6 TITLE EXAMINATION.

     (a) Following execution of this Agreement, Buyer shall have the right to obtain and review (i) current title commitment for each Real Property issued by Chicago Title Insurance Company (the "TITLE COMPANY"), to be obtained by Buyer at Buyer's expense; (ii) copies of all documents referred to in the title commitment (collectively items (i) and (ii) are referred to as the "TITLE COMMITMENT"), (iii) a new or updated ALTA survey of such Real Property (the "REAL ESTATE SURVEYS"), and (iv) copies of the most recent property tax bills for such Real Property. Buyer shall bear the cost of the Real Estate Surveys, if Buyer elects to obtain the same.

     (b) Buyer shall notify Sellers in writing (the "TITLE NOTICE") prior to August 20, 2007 (hereinafter referred to as the "TITLE INSPECTION PERIOD"), which exceptions to title (including survey matters), if any, will not be accepted by Buyer. If Buyer fails to notify Sellers in writing of any exceptions to title by the expiration of the Title Inspection Period, then Buyer shall be conclusively deemed to have approved the condition of title to the applicable Real Property. If Buyer notifies Sellers in writing that Buyer objects to any exceptions to title prior to the expiration of the Title Inspection Period, then Sellers shall have five (5) business days after receipt of the Title Notice to notify Buyer in writing (i) that Sellers will remove such objectionable exceptions from title on or before the Closing; or (ii) that Sellers elect not to cause such exceptions to be removed. If Sellers fail to notify Buyer in writing of their election within said five (5) business day period, Sellers shall be deemed to have elected not to cause such exception to be cured. The procurement by Sellers of a commitment for the issuance of the Title Policy (as defined in Section 1.6(e) hereof) or an endorsement thereto reasonably satisfactory to Buyer and insuring Buyer against any title exception which was disapproved pursuant to this Section 1.6(b) shall be deemed a cure by Sellers of such disapproval. If Sellers give Buyer notice under clause (ii) above, then Buyer shall have five (5) business days within which to notify the Sellers in writing that Buyer will either nevertheless proceed with the purchase and take title to the applicable Real Property subject to such exceptions, in which case such exceptions shall be deemed Permitted Encumbrances for purposes of this Agreement, or that Buyer will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit and all interest thereon shall be returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer fails to notify Sellers in writing of its election within said five (5) business day period, then Buyer shall be deemed to have elected to proceed with the purchase and take title to applicable Real Property subject to such exceptions, in which case, such exceptions shall be deemed Permitted Exceptions for purposes of this Agreement. Notwithstanding the foregoing, Buyer need not disapprove any monetary lien representing monies owed, as Sellers hereby agree to cause all such monetary liens (other than non-delinquent ad valorem real estate taxes and assessments) to be removed at or prior to Closing and no such monetary liens shall be deemed Permitted Encumbrances.

     (c) PRE-CLOSING "GAP" TITLE DEFECTS. Buyer may, at or prior to Closing, notify Sellers in writing (the "GAP NOTICE") of any objections to title (a) raised by the Title Company with respect to changes in title between the expiration of the Title Inspection Period and the Closing and (b) title defects that are not of record and not disclosed by the Title Company or otherwise disclosed to Buyer in writing prior to the expiration of the Title Inspection Period (collectively, "NEW TITLE MATTERS"); provided, however, that in no event shall Buyer have the right to deliver any Gap Notice or otherwise object to any New Title Matter caused by or through Buyer's activities conducted pursuant to
Section 1.7. Buyer must deliver a Gap Notice to Sellers within three (3) days of receiving written notice of the existence of such New Title Matters. If Buyer delivers a Gap Notice to Sellers, then Buyer and Sellers shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 1.6(b) hereof, except that the five (5) business day periods granted to Buyer and Seller in Section 1.6(b) shall be reduced to three (3) business days. If Buyer fails to deliver a Gap Notice to Seller within the above three (3) day period, Buyer shall be deemed to have elected to waive its right to deliver the Gap Notice with regard to such New Title Matter and such New Title Matter shall constitute Permitted Encumbrances for purposes of this Agreement.

     (d) PERMITTED ENCUMBRANCES. Each Real Property shall be assigned and conveyed to Buyer subject to the following matters, which are hereinafter referred to as the "PERMITTED ENCUMBRANCES":

          (i) the Facility Leases (but only with respect to the applicable Leased Real Property);

          (ii) those matters that either are not objected to in writing within the time periods provided in Sections 1.6(b) or 1.6(c) hereof, or if objected to in writing by Buyer, are those which Sellers have elected not to remove or cure, or have been unable to remove or cure, and subject to which Buyer has elected or is deemed to have elected to accept pursuant to Section 1.6 above;

          (iii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided or under the Operation Transfer Agreement;

          (iv) local, state and federal laws, ordinances or governmental regulations, including but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to such Real Property;

          (v) items shown on any Real Estate Survey which are not objected to by Buyer or are waived or deemed waived by Buyer in accordance with Section 1.6(b) or 1.6(c) hereof; and

          (vi) any other matters caused or created by the acts of Buyer or Buyer's agents and employees during the course of its onsite inspections conducted in accordance with Section 1.7.

     (e) CONVEYANCE OF TITLE AND LEASEHOLD ESTATE. At Closing, Sellers shall (i) convey and transfer to Buyer each Owned Real Property, by execution and delivery of a notarized warranty deed(s) conveying such Owned Real Property (the "DEED") to Buyer subject only to the Permitted Encumbrances and (ii) convey and assign to Buyer, and Buyer shall assume, each Leased Real Property pursuant to the applicable Facility Lease by execution and delivery of a duly executed and notarized assignment and assumption agreement in form and substance satisfactory to Buyer. For each Real Property, the Title Company shall deliver an ALTA Standard Coverage Owner's or Leasehold Policy of Title Insurance, as applicable and without a general exception for creditor's rights (the "TITLE POLICY"), in the amount to be determined by the Buyer not to exceed the amount of the Purchase Price allocated to such Real Property in SCHEDULE 1.5, subject only to the Permitted Encumbrances and including such endorsements thereto as Buyer may reasonably request; provided, however, that if Buyer has delivered to the Title Company prior to the Closing a Real Estate Survey for such Real Property in compliance with all applicable ALTA requirements, then the Title Policy required hereunder shall be an ALTA Extended Coverage Owner's or Leasehold Policy of Title Insurance, as applicable, in accordance with the terms of this Section 1.6(e) hereof. The cost for the Title Policy shall be allocated among the Sellers and Buyer such that the Sellers shall pay the premium attributable to an ALTA Standard Coverage Owner's Policy of Title Insurance and Buyer shall pay for any expenses relating to such Title Policy that exceeds the cost of an ALTA Standard Coverage Owner's Policy of Title Insurance (including the cost of any endorsements requested by Buyer).

     (f) The issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Real Properties. Buyer agrees that Buyer's only remedy for damages incurred by reason of any defect in title to the Real Properties shall be against the Title Company.

     (g) The provisions of this Section 1.6 shall not apply to the leasehold estate of the applicable Company in and to that certain office space commonly known as Suite 410, located at 6001 Indian School Rd., N.E., Albuquerque, NM 87110 (the "OFFICE SPACE") pursuant to that certain Office Building Lease dated September 26, 2005 (the "ORIGINAL OFFICE LEASE") between Laurel Healthcare Providers, LLC and Albuquerque Centre Ltd. Co, as amended by that certain First Amendment to Lease dated March 27, 2006. (the "FIRST AMENDMENT TO OFFICE LEASE," and together with the Original Office Lease, the "OFFICE LEASE"). The First Amendment to Office Lease covers certain "Expansion Premises" (as defined herein") comprising part of the Office Space and shall be referred to herein as the "EXPANSION OFFICE SPACE."

1.7 RIGHT OF INSPECTION.

     (a) INSPECTION RIGHTS. During the period beginning on the date hereof and continuing through the earlier of the Closing or the sooner termination of this Agreement in accordance with the terms hereof, Buyer shall have the right to:

          (i) Perform, or hire consultants to perform a physical inspection and an appraisal of the Purchased Assets.

          (ii) Inspect, or hire consultants to inspect, the environmental condition of each Real Property pursuant to the terms and conditions of this Agreement, and to obtain and review, at Buyer's sole election and cost, soils, geology, structural and environmental and any other engineering reports.

          (iii) Obtain and examine a search report showing liens against the personal property included in the Purchased Assets or located on any Real Property which have been perfected by filings under the Uniform Commercial Code.

          (iv) Examine at the Real Properties, the applicable Company's office, or the property manager's office, or through physical delivery to Buyer, as the case may be, all books, records, reports, and files related to the ownership, leasing, maintenance and operation of the Real Properties, which are to be provided by Sellers to the extent available, permitted by law, and in the actual possession of Sellers. Such documents include, without limitation, (i) Sellers' current files for the Real Properties, including copies of all Assumed Contracts, the Family Member Severance Agreements, the Tapia Non-Compete, and the Wigder Non-Compete, (ii) as-built plans and specifications for the Improvements, (iii) prior soils, geology, structural and engineering reports,
(iv) recorded and unrecorded parking agreements, (v) common area maintenance agreements or other agreements affecting any Real Property, (vi) certificates of occupancy pertaining to the Improvements, (vii) pertinent correspondence with governmental agencies and current tenants concerning any Real Property, and
(viii) evidence that each Real Property is zoned for the purpose to which Buyer intends to use it.

          (v) To have access to employees, advisors, consultants, other personnel, customers or suppliers of, third party payors, health department and other agency officials, or others having material business relations with, the Companies (collectively "PROPERTY CONTACTS").

          (vi) To examine the condition and take inventory of any of the other Purchased Assets.

     (b) CONDITIONS TO ON-SITE INSPECTIONS. Prior to the Closing, any on-site inspections of any Real Property and communications with any Property Contacts:
(i) shall be conducted so as not to interfere unreasonably with the use of such Real Property by Sellers or its occupants and tenants, and (ii) shall be subject to the consent of the Sellers with respect to the date, time and manner of the inspection, which consent shall not be unreasonably withheld or unreasonably restrictive. Sellers may have a representative present during any such inspections. Prior to the Closing, Buyer shall not have the right to do any invasive testing at any Real Property, without first obtaining the applicable Seller's prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, however, that any so-called "Phase II" environmental testing shall be permitted only if and to the extent recommended by and consistent with the findings contained in a so-called "Phase I" environmental report. Buyer agrees to protect, indemnify, defend and hold the applicable Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages or injuries arising out of or resulting from the exercise of Buyer's rights under this
Section 1.7, including, without limitation, the inspection of any Real Property by Buyer or its agents or consultants, and such obligation to indemnify and hold harmless such Seller shall survive the Closing or any termination of this Agreement, provided, however, that the foregoing indemnity shall not extend to any losses, costs or expenses resulting from the gross negligence or willful misconduct of Seller. Notwithstanding anything to the contrary contained in this Agreement, Sellers acknowledge and agree that Buyer shall not have any liability pursuant to the terms of this Agreement for any discovery by Buyer of an adverse environmental or other condition during the course of its tests, studies, inspections or examinations of any Real Property, unless such conditions are caused by or otherwise exacerbated by Buyer or Buyer's agent's and/or consultants. Prior to the Closing, Buyer shall keep the Real Properties free and clear of any mechanic's liens or materialmen's liens arising out of Buyer's inspection of any Real Property.

     (c) CONDITION OF REAL PROPERTIES AND ACQUIRED FACILITIES. Except for the express representations, warranties, covenants, indemnification obligations and agreements of Sellers, Beneficial Owners, Tapia or Wigder provided for in this Agreement, any Operations Transfer Agreement, and the other schedules, exhibits, certificates and other contracts or agreements delivered in accordance with the terms of this Agreement, Buyer hereby agrees as follows:

          (i) Sellers and Beneficial Owns have not made and are not making any other representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, with respect to the Real Properties, the Acquired Facilities or any part or component thereof, including without limitation, warranties or representations as to matters of title, zoning, tax consequences, physical or environmental condition, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Real Properties or the Acquired Facilities;

          (ii) Buyer has not relied upon and will not rely upon, either directly or indirectly, any oral or written statement by Sellers, Beneficial Owners or any employees, agents, brokers, or independent contractors of any of them;

          (iii) Buyer will conduct such inspections and investigations of the Real Properties and the Acquired Facilities as Buyer deems necessary or appropriate for Buyer's intended uses of the Real Properties and the Acquired Facilities, including without limitation, the physical and environmental condition thereof and will rely upon the same;

          (iv) upon Closing, Sellers shall convey to Buyer, and Buyer shall accept the Real Properties and the Acquired Facilities, "AS IS," "WHERE IS," "WITH ALL FAULTS," including all observable and non-observable defects (latent or patent) and deficiencies therein;

          (v) Subject to Section 1.7(d) below, Buyer, from and after the Closing, hereby waives, releases, remises, acquits and forever discharges the Sellers, Beneficial Owners, and any other current or prior owners or members of the Sellers of and from any and all Losses (as hereinafter defined), which concern or in any way relate to the Purchased Assets, including, without limitation, that in any way concern or in any way relate to (i) title, legal, physical, or environmental condition of the Real Properties or the Acquired Facilities, whether existing prior to, at or after the Closing, including, without limitation, matters relating to zoning and all other legal compliance of the Real Properties or the Acquired Facilities, (ii) the physical or environmental condition of any Improvements located thereon or any portion thereof, including, or the use, generation, release or threatened release, the transportation, and disposal of hazardous substances and medical wastes, (iii) Seller compliance with laws, statutes, policies, regulations, Authorizations, policies, or other requirements, including, without limitation, those of any Government Healthcare Programs, Insurance Policies and Material Contracts, (iii) ownership of any Intellectual Property, and (iv) the condition or amount of any furniture, fixtures, equipment, and inventory in and for the Acquired Facilities. In connection with the foregoing release, Buyer expressly agrees to waive any and all rights which said party may have under Section 1542 of the California Civil Code which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.".

     (d) Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 1.7(c) above shall not be deemed to be a waiver, release or discharge of any of Buyer's rights or remedies against (i) Sellers or Beneficial Owners that in any way concern or in any way relate to (A) any Losses resulting from any breach by Sellers or Beneficial Owners of any express representations, warranties, covenants, indemnification obligations and/or agreements of Sellers and/or Beneficial Owners provided for in this Agreement (including, without limitation, as expressly set forth in Articles 2, 3, 5 and 9 hereof), any Operations Transfer Agreement, or in the other schedules, exhibits, certificates and other contracts or agreements delivered in accordance with the terms of this Agreement, or (B) any Losses based upon the fraud or intentional misrepresentation of Sellers or Beneficial Owners or (ii) (A) Tapia as a result of a breach or default by Tapia under the Tapia Non-Compete, (B) Wigder as a result of a breach or default by Wigder under the Wigder Non-Compete or (C) any Family Member as a result of a breach or default by such Family Member under a Family Severance Agreement.

     (e) The provisions of this Section 1.7 shall expressly survive the Closing and not merge therein.

1.8 CLOSING. The purchase and sale of the Purchased Assets hereunder shall take place at a closing (the "CLOSING") to be held on September 1, 2007, or on the first (1st) day of the calendar month immediately following the satisfaction or waiver of the conditions set forth in ARTICLE 7, or on such other date as agreed to in writing by the Sellers and Buyer (the "CLOSING DATE").

1.9 DELIVERIES BY THE SELLERS. At the Closing, and upon satisfaction or waiver of the conditions set forth in ARTICLE 6 herein, the Sellers will deliver or cause to be delivered to Buyer the instruments, consents, opinions, certificates and other documents required of them by ARTICLE 7.

1.10 DELIVERIES BY BUYER. At the Closing, and upon satisfaction or waiver of the conditions set forth in ARTICLE 7 herein, Buyer will deliver or cause to be delivered to the Sellers the instruments, opinions, certificates and other documents required of it by ARTICLE 7.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

     The Sellers hereby represent and warrant to Buyer that each of the statements contained in this ARTICLE 2 is true and correct and will be true and correct as of the Closing Date. For purposes of this Agreement, the word "KNOWLEDGE" with respect to the Sellers or "TO THE KNOWLEDGE OF SELLERS" or words of similar import means the knowledge after due inquiry of each Beneficial Owner, Tapia, each of the executive directors or facility administrators for each Facility listed on SCHEDULE 2 (each, an "ED/FA"); provided, however, that Sellers are entitled to update the disclosure schedules through five (5) business days after signing with respect to any representation or warranty in this ARTICLE 2. For clarification, Tapia and each ED/FA are not parties to this Agreement and shall have no personal liability or obligations hereunder; provided, however, that the foregoing clarification shall not relieve Tapia of his obligations under the Tapia Non-Compete.

2.1 ORGANIZATION, POWER AND STANDING. Each of the Companies is a limited liability company duly formed, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, as set forth on
SCHEDULE 2.1. Each of the Companies has all requisite power and authority to own, lease and operate its properties and to carry on the Business. As used herein, "BUSINESS" means, with respect to each Company, the business described on SCHEDULE A corresponding to such Company, and, with respect to all of the Companies, all of their Businesses collectively along with the business of providing management, staffing, recruitment and therapy (including physical, occupational and speech) contracting services to long term care facilities as such activities are currently conducted by the Companies. All of the assets, properties and rights owned, leased or licensed by Sellers necessary to conduct the Business are located at the Real Properties.

2.2 SUBSIDIARIES. Except as set forth on SCHEDULE 2.2, no Company directly or indirectly owns or has the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, or other business organization.

2.3 VALIDITY AND ENFORCEABILITY. The execution, delivery and performance of each of the agreements, documents and instruments contemplated hereby to which any Seller is a party, has been duly authorized by such Seller. Each such agreement, document and instrument shall when executed be the valid and binding obligations of such Company and of each Seller, enforceable in accordance with its terms.

2.4 FINANCIAL STATEMENTS. Sellers have made available to Buyer a true and complete copy of (i) the audited consolidated balance sheet of each Company and it subsidiaries as of December 31, 2004, 2005 and 2006, (ii) the audited consolidated statements of income and members' equity for each Company and its subsidiaries for each of the three years in the period ended December 31, 2006,
(iii) the unaudited consolidated balance sheet of each Company and it subsidiaries as of May 31, 2007 (the "BALANCE SHEET DATE"), and (iv) the unaudited consolidated statements of income and members' equity for each Company and its subsidiaries for each of the full month that has elapsed in 2007 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with means United States generally accepted accounting principles, consistently applied, and fairly present, in all material respects, the financial position of each respective Company and its subsidiaries as of the dates thereof and their results of operations and members' equity for the periods then ended. Each audited Financial Statement is accompanied by the related notes thereto and unqualified audit opinions issued by nationally recognized certified public accountants.

2.5 MATERIAL ADVERSE CHANGES. Since the Balance Sheet Date, other than as set forth on SCHEDULE 2.5, each Company has operated only in the usual and ordinary course, and there has been no (a) acquisition or disposition of assets or securities, or commitment therefor by such Company, except for the acquisition or disposition of assets in the ordinary course of its Business, (b) liens, security interests, restrictions, or encumbrances placed upon any of the assets of such Company, except in the ordinary course of its Business or as may be disclosed in the Title Commitment or the Real Estate Survey, (c) increase in the compensation or commission rates payable by such Company to any officer, director, employee, consultant or sales agent, except in accordance with past practice, or (d) event or condition relating specifically to such Company (rather than to general economic conditions or generally to the industries in which they operate) which, individually or collectively with all other such events, has had or could reasonably be expected to have a material adverse effect on its Business or the affairs, assets, condition (financial or otherwise) or prospects of such Company.

2.6 MATERIAL CONTRACTS. SCHEDULE 2.6 sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following (including all amendments or modifications thereof):

     (a) agreements, contracts or other arrangements with respect to which any one or more of the Companies has any liability or obligation involving more than $10,000 contingent or otherwise, or which may extend for a term of more than one year after the Closing;

     (b) licenses, leases, contracts, agreements and other arrangements with respect to any material property (including medical equipment, but excluding real property) of any Company, including without limitation, all licenses or agreements relating to Intellectual Property, and sales and supply contracts;

     (c) agreements, contracts or arrangements of any Company with officers, directors, managers, members or Affiliates of any Company or any of their respective relatives or Affiliates (as used herein, "AFFILIATE" shall mean any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified);

     (d) material agreements or arrangements with physicians, physical therapists, occupational therapists, nutritionists and other individual and institutional health care providers, private third party payors and other health care facilities, including without limitation nursing homes, visiting nurse associations, home health agencies, durable medical equipment suppliers, pharmacies, hospitals, hospices, retirement homes and life care communities;

     (e) provider or supplier agreements with any Government Healthcare Program;

     (f) employment, collective bargaining, severance, consulting (except for agreements covered in Section 2.6(d) above), deferred compensation, benefit and similar plans, agreements, arrangements or contracts involving any Company;

     (g) utility, trust and other bonds (the "BONDS") and deposits, excluding patient accounts and deposits to be transferred in accordance with the Operations Transfer Agreement (the "COMPANY DEPOSITS"), maintained or required to be maintained by any Company and guarantees thereof by any Seller; and

     (h) other material agreements, contracts, instruments, commitments, plans or arrangements of any Company.

     All the foregoing (whether written or unwritten) are referred to as "MATERIAL CONTRACTS." To the Knowledge of Sellers, Sellers have furnished to Buyer complete copies of all Material Contracts (or written descriptions thereof, in the case of oral contracts), except for redactions made to conceal the purchase price in any contracts relating to the redemption, purchase or sale of equity interests in any Company. Each Material Contract (or description) sets forth the entire agreement and understanding between a Company and the other parties thereto. Each Assumed Contract is valid, binding and in full force and effect, and to the Knowledge of Sellers, there is no event or condition which has occurred or exists, which (i) constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any such Assumed Contract by any Company or, any other party thereto, or (ii) could cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof.

2.7 REAL PROPERTY.

     (a) [Intentionally Omitted].

     (b) The Real Properties constitute all the real property (or interest in real property) currently used in the conduct of the Businesses. Other than the Leased Real Properties, there are no interests in real property leased by any Seller in connection with the Businesses or by any Company.

     (c) There is no pending or, to the Knowledge of the Sellers, any threatened condemnation, eminent domain or similar proceeding with respect to any Real Property.

     (d) To the Knowledge of Sellers, each Real Property is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable federal, state and local laws and regulations.

     (e) Except as noted in SCHEDULE 2.7(E), Sellers hold all consents, permits, licenses, approvals and authorizations from governmental authorities or other third parties which are necessary to permit (i) Sellers to convey each Owned Real Property in accordance with the provisions of this Agreement, (ii) Sellers to lease each Leased Real Property and assign their interests in the applicable Facility Lease in accordance with the provisions of the applicable Facility Lease, and (iii) the use of each Real Property for its current use and the current conduct of the corresponding Business by the Sellers, all of which are in full force and effect. To the Knowledge of Sellers, each Real Property is in compliance with the Permitted Encumbrances.

     (f) With respect to each Facility Lease:

          (i) Sellers have provided to Buyer a complete copy of the Facility Lease;

          (ii) The Facility Lease has been duly executed and delivered by, and are binding and enforceable against the applicable Seller and, to the Knowledge of Sellers, the current landlord thereunder (the "LANDLORD").

          (iii) The Facility Lease is in full force and effect in accordance with the terms set forth therein, and have not been modified, amended, or altered, in writing or otherwise, except as described on SCHEDULE 1.1(B);

          (iv) The applicable Seller is the sole and exclusive lessee to the applicable Acquired Facility and Facility Lease;

          (v) All obligations of such Seller, as lessee, under the Facility Lease that accrue to the date of Closing have been performed, and the Landlord thereunder has unconditionally accepted such Seller's performance of such obligations;

          (vi) To the Knowledge of Sellers, neither such Seller nor Landlord under the Facility Lease is in breach or default under or is in arrears in the payment of any sums due or in the performance of any obligations required of Seller or Landlord under the Facility Lease.

     (g) No Person holds any rights to purchase or otherwise acquire all or any portion of the Purchased Assets (or interest therein), including pursuant to any purchase agreement, option, right of first offer, right of first refusal, gift or other agreement.

     (h) To the Knowledge of Sellers, no event has occurred, nor does any circumstance exist that with notice and/or the passage of time would constitute an event of default under any of mortgages or loans currently outstanding pertaining to the Purchased Assets.

     (i) Buyer is not required to withhold taxes from the payment of sale proceeds to Sellers under the Code or any applicable state, commonwealth or local tax laws;

     (j) No Seller is a foreign Person for purposes of Section 1445 of the Code

     (k) Sellers are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "ORDER") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders collecting called the

"ORDERS"). Neither the Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "LISTS"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.8 DELIVERY OF TITLE DOCUMENTS. Sellers have delivered to Buyer (a) copies of the most recent property tax bills for each Real Property; and (b) a copy of Sellers' most recent title insurance policy and/or survey for each Real Property.

2.9 PERSONAL PROPERTY. Each Company, as appropriate, has good title to or a valid leasehold or license interest in each item of personal property included in the Purchased Assets, free and clear of any security interests, liens, restrictions and encumbrances of every kind, nature and description, except such liens and encumbrances as will be released at Closing. The Purchased Assets include all assets currently used or useful in the conduct of the Business, except for the Excluded Assets.

2.10 INTELLECTUAL PROPERTY.

     (a) As used herein "INTELLECTUAL PROPERTY" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography. As used herein "COMPANY INTELLECTUAL PROPERTY" means Intellectual Property owned or used by any Company, but excluding the intellectual property listed on SCHEDULE 1.2 (Excluded Assets).

     (b) SCHEDULE 2.10(B) hereto contains (1) a complete and accurate list of all Company Intellectual Property included in clauses (i) - (iii) and (vi) of the definition of Intellectual Property, and (2) a complete and accurate list of all licenses and other rights granted by any Company to any natural person, corporation, limited liability company, partnership, trust or other entity (each a "PERSON") with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to any Company with respect to any Company Intellectual Property (excluding "off-the-shelf" programs or products or other "shrink wrap" software licensed in the ordinary course of such Company's Business) identifying the subject Company Intellectual Property and describing the material terms of such licenses or other rights. Except as set forth on
SCHEDULE 2.10(B), to the Knowledge of Sellers, there is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property.

     (c) Each Company owns or possesses sufficient legal rights to all Intellectual Property necessary for or used or useful in the Business and to the Knowledge of Sellers, without any infringement of the rights of others.

2.11 INVENTORIES. As of the Closing, the inventory of each Company will be reasonable in kind and amount in light of the normal needs of the Business.

2.12 RESIDENTS AND SUPPLIERS. SCHEDULE 2.12 sets forth the average daily census for each Acquired Facility for 2005, 2006 and each of the months in 2007 ending prior to the execution of this Agreement. SCHEDULE 2.12 hereto also sets forth a list of (a) each hospital, health maintenance organization, physician or physician group that (i) accounted for more than 5% of the patient referrals to any Company during 2006, (ii) accounted for more than 5% of the aggregate patient referrals to all of the Companies during 2006, (iii) is expected by the Sellers to account for more than 5% of the patient referrals to any Company during 2007, or (iv) is expected by Sellers to account for more than 5% of the aggregate patient referrals to all of the Companies during 2007, and (b) each customer that (i) purchased more than 5% of the services of any Company during 2006, (i) purchased more than 5% of the aggregate services of all of the Companies during 2006, (iii) is expected by the Sellers to purchase more than 5% of the services provided by any Company during 2007, or (iv) is expected by the Sellers to purchase more than 5% of the aggregate services provided by all of the Companies during 2007 (such referral sources and customers are referred to collectively as the "MATERIAL CUSTOMERS"). To the Knowledge of the Sellers, no Material Customer plans to discontinue or materially reduce resident referrals to or the services purchased from any Company. Except as set forth on SCHEDULE 2.12, during the previous 18 months no Material Customer has terminated, or to the Knowledge of the Sellers, threatened to terminate, its relationship with any Company, or has decreased materially or, to the Knowledge of the Sellers, threatened to decrease or limit materially the residents referred to or the service purchased from any Company, and, to the Knowledge of the Sellers, no Company will lose or suffer material diminution in its relationship with any Material Customer as a result of the Transactions. To the Knowledge of the Sellers, all suppliers material to any Company will continue to sell to such Company the products and services currently sold by each of them. To the Knowledge of Sellers, each Company maintains good commercial working relationships with each of its residents, Material Customers, referral sources and suppliers.

2.13 THIRD-PARTY PAYORS. Except as set forth on SCHEDULE 2.13 hereto, during the previous 18 months no Company has lost any private third-party payor contract or the right to participate in any Government Healthcare Program or suffered any material diminution in its relationship with any third-party payor or Government Healthcare Programs, since such date, to the Knowledge of the Sellers, no such action is threatened against any Company, and, to the Knowledge of the Sellers, no Company may reasonably be expected to lose or suffer a material diminution in its relationship with any material private third party payor or any Government Healthcare Program as a result of the Transactions. Except as set forth on SCHEDULE 2.13 hereto, (1) no notice of any offsets against future reimbursement has been received by any Company and (2) there are no pending appeals, adjustments, challenges, audits, notices of intent to reopen or open completed payments with respect to any Government Healthcare Program payments received by any Company.

2.14 CERTAIN FINANCIAL RELATIONSHIPS. All financial relationships (whether or not memorialized in a writing) that any Company has or had with a physician or an immediate family member of a physician since January 1, 1998 either (1) satisfy the requirements of an exception to 42 U.S.C. Section 1395nn or (2) do not involve the referral of residents to any Company by a physician with whom any Company has a "financial relationship" within the meaning set forth in 42 U.S.C. Section 1395nn.

2.15 SELLERS' REQUIRED CONSENTS. Except as specified on SCHEDULE 2.15, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to a Material Contract is required on the part of any of the Sellers for or in connection with the execution, delivery or performance of this Agreement and the agreements, documents and instruments contemplated hereby (the "SELLERS' REQUIRED CONSENTS"). Subject to obtaining the Sellers' Required Consents specified on SCHEDULE 2.15, the execution, delivery and performance of this Agreement and the other instruments, documents and agreements contemplated hereby by the Sellers will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, agreement, contract, instrument, Authorization, judgment, decree or order to which any Company is a party or by which any Company is bound.

2.16 REGULATORY AND LEGAL COMPLIANCE.

     (a) Each Company is in compliance in all material respects with all federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it. Except as set forth on SCHEDULE 2.16(A), to Sellers' Knowledge no Company has received any notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance that has not been cured or addressed by a plan of corrective action.

     (b) No Company has received written notice that any action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any Authorization to operate any Company or to terminate or decertify any participation of any Company in any Government Healthcare Programs, nor to the Knowledge of the Sellers, is there any decision not to renew any Medicare or Medicaid provider or supplier agreement related to any Company. No Company or any of their respective directors, officers or, to the Knowledge of Sellers, employees is or has been excluded or debarred from participation in any Government Healthcare Program.

     (c) To the Knowledge of Sellers, the operations of each Company are in compliance with and do not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

     (d) No Company nor its respective, partners, officers, members, managers and directors, nor to the Knowledge of the Sellers, any Persons who provide professional services under agreements with such Company have, in connection with their activities directly or indirectly related to such Company, engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 32 U.S.C. Section 3729 et seq., 42 U.S.C. Sections 1320a-7, 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following:

          (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (iii) presenting or causing to be presented a claim for reimbursement for services under any Government Healthcare Program that is for an item or service that is known or should be known to be (A) not provided as claimed, or
(B) false or fraudulent;

          (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

          (v) offering, paying, soliciting or receiving any remuneration (including, without limitation, any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Healthcare Program, or (B) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Government Healthcare Program; or

          (vi) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for any Government Healthcare Program certification, or (B) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3). Without limiting the foregoing clause (vi), each Seller represents and warrants that it has supplied the Secretary of Health and Human Services or the appropriate state agency with full and complete information as to the identity of each Person with an "ownership or control interest", as defined under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3), in such Seller.

     (e) To the Knowledge of Sellers, the operations of each Company are in compliance with and do not violate any federal, state or other statutes or regulations governing the lawfulness and fairness of its business practices or its responsibilities to uphold and protect the rights of residents and other individuals treated by each Company.

     (f) Each Company, or portion thereof, or Company group health plan which has been determined to be a Covered Entity pursuant to the Health Insurance Portability and Accountability Act of 1996 and any regulations promulgated thereunder ("HIPAA") (i) is executing transactions in compliance with, or capable of submitting transactions in compliance with (in the event that insurers or payers are not yet accepting standard transactions), the standard transaction requirements established by HIPAA for "Covered Entities", (ii) is operating in compliance in all material respects with the HIPAA privacy regulations and comparable state statutes and regulations for "Covered Entities", including without limitation executing all necessary business associates agreements as required by HIPAA, and (iii) has developed and implemented appropriate safeguards to comply with the final HIPAA security regulations and comparable state statutes and regulations.

     (g) Except as set forth on SCHEDULE 2.16(G), none of the Companies has provider contracts with TRICARE or the Department of Veterans Affairs.

     (h) Each Company maintains in one or more separate trust accounts all Company Deposits required by applicable law to be held for the benefit of residents. The Companies are in compliance with applicable law with respect to all such Company Deposits.

     (i) The Sellers have furnished Buyer with complete copies of all surveys, inspection reports and similar examination reports relating to any inspections or examinations by any federal, state or local regulatory agency or administration or accrediting body having jurisdiction over the Companies during the year ended December 31, 2005 and 2006 and through the date of this Agreement (collectively, the "SURVEYS"). Except as set forth on SCHEDULE 2.16(I), such Surveys do not contain any material violations of federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it except as have been cured or addressed by a plan of corrective action.

2.17 COST REPORTS. The Sellers have furnished Buyer with copies of all cost reports filed by the Companies with the appropriate New Mexico state agency, the appropriate Medicare and Medicaid agencies and/or contractors designated by such agencies in respect of the operation of the Acquired Facilities for the years ended December 31, 2004, 2005 and 2006, if applicable, and any interim periods during the years then ended and during 2007. Such cost reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Such cost reports were filed no later than the date on which such final cost reports were required to be filed by law under the terms of the applicable Government Healthcare Program, and the Companies have provided the appropriate agencies and/or contractors designated by such agencies with any information needed to support claims for reimbursement made by the Companies either in said final cost reports or in any cost reports filed for prior cost reporting periods.

2.18 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on SCHEDULE 2.18, no Seller nor any partner, officer, director, owner, manager, employee or agent of any Seller, nor any other Person acting on behalf of any Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom or which such Seller has done business, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any hospital, physician, health maintenance organization or other Person which refers patients to such Seller or any facility of such Seller which, in the case of either clause (a) or clause (b) above, could reasonably be expected to subject such Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

2.19 LICENSES AND PERMITS. SCHEDULE 2.19 sets forth all material licenses, permits, authorizations, accreditations, certificates of need and certifications of governmental or regulatory bodies or authorities, accrediting bodies, and third parties held by any Company, including without limitation all licenses, franchises, permits, accreditations and provider or supplier agreements as may be required under Title XVIII and XIX of the Social Security Act and other applicable laws for reimbursement of services rendered or goods sold, necessary or advisable under applicable law for the conduct of its Business (collectively, the "AUTHORIZATIONS"). Each Company is in material compliance with all such Authorizations, including, without limitation, the conditions of participation in all applicable Government Healthcare Programs, all of which are and will be in full force and effect and not subject to any adverse restrictions up to the Closing. To the Knowledge of Sellers, there are no other such licenses, permits, authorizations or certifications required for the operation of the Business by any Company which such Company has not obtained or which, in good industry practice, such Company should hold for the conduct of the Business. To the Knowledge of the Sellers, there has been no threatened suspension, revocation or invalidation of any Authorization, nor is there any basis therefor.

2.20 LITIGATION. Except as set forth on SCHEDULE 2.20 there is no action, suit, proceeding, audit or investigation before any court, arbitrator or governmental authority, pending or, to the Knowledge of the Sellers, threatened against any Company or, to the Knowledge of the Sellers, against any member, officer, director or employee of any Company in relation to the affairs of any Company. No Company is currently planning to initiate any action, suit, or proceeding relating to the Purchased Assets or its Business before any court, arbitrator or governmental authority. No Company (1) is a party to any corporate integrity agreements, or (2) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any governmental or regulatory bodies or authorities.

2.21 EMPLOYEES AND COMPENSATION.

     (a) Each Company is in compliance in all material respects with the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA, and state fair employment practices, laws and regulations and other laws prohibiting employment discrimination.

     (b) Each Company is in compliance in all material respects with all applicable federal, state and local laws and regulations respecting employment and employment practices in the jurisdictions within which they operate. Each Company is in compliance with all applicable laws and regulations governing minimum wage, including without limitation any other laws (such as Medicaid) that impose or establish wage requirements based upon minimum wage laws.

     (c) Except as set forth on SCHEDULE 2.21(C), no employees of any Company are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of any Company or any labor union pending or to the Knowledge of Sellers threatened against any Company.

     (d) SCHEDULE 2.21(D) sets forth a complete list of all employees of and consultants to any Company, with annual compensation in excess of $50,000, showing date of hire, hourly rate or salary or other basis of compensation, other benefits accrued as of a recent date and job function. To the Knowledge of Sellers, no employee listed on SCHEDULE 2.21(D) has been convicted of or pleaded guilty or nolo contendre to (i) any felony or (ii) any other criminal violation applicable to the Business or any similar business.

     (e) There are no Company employees or, to the Knowledge of the Sellers, no Company has entered into consulting contracts or other arrangements with individuals or entities that have been excluded or debarred from participation in any Government Healthcare Program. No Company has identified, reassigned or terminated within the past two years, any officer, director, employee, consultant, independent contractor or vendor/supplier who has been the subject of an exclusion or debarment action.

2.22 ERISA; COMPENSATION AND BENEFIT PLANS.

     (a) SCHEDULE 2.22(A) sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by any Company for the benefit of current or former employees or directors of any Company, or with respect to which any Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (together with applicable regulations, the "CODE") or Section 4001 of ERISA) (collectively, the "BENEFIT PLANS"), and includes a written description of all oral Benefit Plans. There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of any Company, or with respect to which any Company may have any liability, other than the Benefit Plans.

     (b) With respect to each Benefit Plan, each Company has delivered to Buyer complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements and insurance contracts); (ii) any and all material employee communications (including all summary plan descriptions);
(iii) the most recent annual report (Form 5500), if applicable; and (iv) the most recent annual and periodic accounting of plan assets, if applicable.

     (c) With respect to each Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (ii) no material disputes nor any audits or investigations by any governmental authority are pending or, to the Knowledge of the Sellers, threatened; (iii) all contributions, premiums, and other payment obligations have been accrued on the Balance Sheet in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; (iv) each Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; (v) no such plan requires any Company to continue to employ any employee or director; (vi) no such plan is, or has ever been, subject to Title IV of ERISA; (vii) no such plan provides medical or death benefits with respect to current or former employees or directors of any Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code.

     (d) Except as set forth on SCHEDULE 2.22(D), the consummation of the Transactions contemplated by this Agreement will not (i) entitle any Person to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any Person. SCHEDULE 2.22(D) lists all estimated Accrued PTO obligations to current employees, including Accrued PTO obligations that will be owed to current employees as a result of the consummation of the Transactions.

2.23 ENVIRONMENTAL MATTERS.

     (a) To the Knowledge of Sellers, the leasing, ownership and use of the Acquired Facility and the Purchased Assets, the occupancy and operation thereof, and the conduct of the Business of each Company, are in compliance in all material respects with all applicable federal, state and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters. To the Knowledge of Sellers and except as noted on SCHEDULE 2.23, there is no liability attaching to any Company, any Acquired Facility or any Purchased Assets or the ownership or operation thereof, as a result of actions of the Sellers or any other Person, for any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Agreement, "hazardous substance" shall mean oil, mold or any other substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any federal, state or local environmental law, ordinance or regulation.

     (b) No Company is in violation of, or to the Knowledge of Sellers, is the subject of any investigation, inquiry or enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. Section 6992 et seq., or any applicable state or local governmental statute, ordinance or regulation dealing with the disposal of medical wastes ("MEDICAL WASTE LAWS"). Each Company has obtained and is in compliance in all material respects with any permits related to medical waste disposal required by the Medical Waste Laws, and has taken reasonable steps to determine, and has determined, that all disposal of medical waste by it has been in compliance with the Medical Waste Laws.

2.24 INSURANCE. SCHEDULE 2.24 sets forth all insurance policies under which any Company is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder (collectively, the "INSURANCE POLICIES"). Such Insurance Policies are valid and in full force and effect and in the good faith estimate of Sellers, are adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Companies to insure. All premiums due to date under such Insurance Policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any "reservation of rights" or refused to cover all or any portion of such claims. No Company has received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such Insurance Policies. All liabilities and expenses relating to the Insurance Policies have been properly accrued on the Balance Sheet.

2.25 DEBT. Other than as listed on SCHEDULE 2.25, at the Closing Sellers will not have any principal, interest or expenses in respect of borrowed money, capital leases, letters of credit and installment purchases incurred by the Companies prior to the Closing that creates a lien or encumbrance on any Purchased Asset.

2.26 DISCLOSURE. To the Knowledge of Sellers, the representations, warranties and other statements of the Sellers contained in this Agreement and the other documents, certificates and written statements furnished to Buyer by or on behalf of the Sellers pursuant thereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

2.27 BROKERS. Except for Tapia, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of any Seller in connection with this Agreement or any of the Transactions, and except for Tapia, no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by such Seller. Each Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any claim, loss, damage, cost or liability for any broker's commission or finder's fee asserted as a result of a breach of the foregoing representation and warranty.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                              OF BENEFICIAL OWNERS

     Each Beneficial Owner represents and warrants to the Buyer that each of the statements contained in this ARTICLE 3 pertaining to such Beneficial Owner are true and correct and will be true and correct as of the Closing Date:

3.1 AUTHORITY. Such Beneficial Owner has all requisite power and authority to enter into this Agreement and perform such Beneficial Owner's obligations hereunder, and this Agreement has been duly authorized by such Beneficial Owner and constitutes a valid and binding obligation of such Beneficial Owner enforceable against such Beneficial Owner in accordance with its terms.

3.2 NO CONFLICT. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by such Beneficial Owner will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation ordinance, material contract or agreement, instrument, judgment, decree or order to which such Beneficial Owner is a party or by which such Beneficial Owner is bound.

3.3 BROKERS. Except for Tapia, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of any Beneficial Owner in connection with this Agreement or any of the Transactions, and except for Tapia, no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by such Beneficial Owner. Each Beneficial Owner hereby agrees to indemnify, defend and hold Buyer harmless from and against any claim, loss, damage, cost or liability for any broker's commission or finder's fee asserted as a result of a breach of the foregoing representation and warranty.

3.4 PERSONAL FINANCIAL STATEMENTS. Each Beneficial Owner has made available to Buyer a true and complete copy of his personal financial statements as of June 30, 2007. Such personal financial statements fairly present, in all material respects, the financial position of such Beneficial Owner as of June 30, 2007. Since June 30, 2007, there has been no material adverse change in the financial condition of any Beneficial Owner from that disclosed in his personal financial statements.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

     Buyer represents and warrants to the Sellers that each of the statements contained in this 3.3 is true and correct and will be true and correct as of the Closing Date:

4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

4.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and perform such Buyer's obligations hereunder, and this Agreement has been duly authorized by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.3 BUYER REQUIRED CONSENTS. Except as specified on SCHEDULE 4.3, no consent, order, authorization, approval, declaration or filing is required on the part of Buyer for or in connection with the execution, delivery or performance of this Agreement and the agreements, documents and instruments contemplated hereby, or the conduct of any Business by Buyer after the Closing (the "BUYER REQUIRED CONSENTS"). Without limiting the generality of the foregoing, Buyer Required Consents shall include (a) any and all local, state and federal licenses necessary to enable Buyer to operate the Acquired Facilities and Businesses from and after the Closing and (b) the required certification by the appropriate Government Healthcare Programs and/or contractors designated by such Government Healthcare Programs necessary to enable Buyer to bill and receive payment under applicable Government Healthcare Programs. Buyer has no reason to believe that all of Buyer Required Consents will not be obtained. Subject to obtaining Buyer Required Consents specified on SCHEDULE 4.3, the execution, delivery and performance of this Agreement and the other instruments, documents and agreements contemplated hereby by the Sellers will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, agreement, contract, instrument, license, permit, authorization, judgment, decree or order to which Buyer is a party or by which Buyer is bound.

4.4 BROKERS. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with this Agreement or any of the Transactions, and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by Buyer. Buyer hereby agrees to indemnify, defend and hold Sellers and the Beneficial Owners, harmless from and against any claim, loss, damage, cost or liability for any broker's commission or finder's fee asserted as a result of a breach of the foregoing representation and warranty.

4.5 DISCLOSURE. The representations, warranties and other statements of Buyer contained in this Agreement and the other documents, certificates and written statements furnished to Buyer by or on behalf of Buyer pursuant thereto, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading

                                   ARTICLE 5.
                 COVENANTS OF THE SELLERS AND BENEFICIAL OWNERS

5.1 CONDUCT OF THE BUSINESS.

     (a) The Sellers will cause each Company to, prior to the Closing:

          (i) maintain its corporate or limited liability company existence;

          (ii) other than as contemplated in the Transactions, use all reasonable efforts to preserve its Business and its business organization intact, retain its Authorizations, preserve the existing contracts and goodwill of its customers, suppliers, personnel and others having business relations with it;

          (iii) conduct its Business only in the ordinary course (including without limitation the maintenance of inventory levels, supply levels and operational standards, consistent with past practice);

          (iv) use all reasonable efforts to operate in such a manner that the representations and warranties of the Sellers set forth in this Agreement on the date hereof will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and

          (v) perform in a timely manner all of its obligations under each Facility Lease.

     (b) Except as set forth on SCHEDULE 5.1(B), the Sellers will cause each Company not to, prior to the Closing, without Buyer's prior written consent (such consent not to be unreasonably withheld or delayed):

          (i) change its method of management or operations in any material respect;

          (ii) dispose of or acquire any material assets or properties or make any commitment to do so, other than inventory in the ordinary course of its Business;

          (iii) incur, create or become obligated with respect to any material liabilities or material obligations to purchase or supply goods or services, other than in the ordinary course of business;

          (iv) subject any of its properties or assets to any lien, security interest, mortgage or encumbrance, in each case other than in the ordinary course of its Business;

          (v) modify, amend, cancel or terminate any Material Contract or Authorization;

          (vi) make any change in the compensation paid or payable to any officer, director, employee, agent, representative or consultant as shown or required to be shown on a schedule hereto, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which such Company is committed and which are expressly disclosed in this Agreement or a schedule hereto);

          (vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of such Company;

          (viii) enter into any lease, contract or agreement that if in existence on the date hereof would have constituted a Material Contract;

          (ix) make any change in its accounting practices or procedures;

          (x) change its customer pricing, rebates or discounts, other than in the ordinary course of its Business;

          (xi) take any other action which could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company, or could adversely affect or detract from the value of any Company, its assets or the Business;

          (xii) amend, renew, expand or assign any Facility Lease or enter into any new leases; or

          (xiii) commit to do any of the foregoing referred to in clauses (i) -
(xii).

5.2 EFFORTS. The Sellers will use all commercially reasonable efforts (a) to cause the conditions specified in ARTICLE 7 to be satisfied as soon as practicable, and (b) to assist Buyer in its due diligence efforts, including but not limited to the actions described in Section 1.7.

5.3 EXCLUSIVITY. Until the termination of this Agreement by either party in accordance with Section 8.1, Sellers will not, and will cause each Company's equity owners, members, managers, officers, directors, employees and agents not to solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning any Company to any Person (other than Buyer and its officers, managers, employees and agents) in connection with any proposed acquisition of all or a portion of any Company, whether by merger, purchase of equity interests, sale of the assets (not in the ordinary course of its Business) or other acquisition or business combination involving any Company. Each Seller agrees to promptly disclose to Buyer all such unsolicited offers or indications of interest and the terms thereof.

5.4 NON-COMPETITION AND NON-SOLICITATION COVENANTS.

     (a) For a period of five years after the Closing, each Seller and Beneficial Owner shall not, and shall cause each of its Affiliates, Family Members, officers and managers to not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than Buyer, engage in or assist any other Person to engage in any Business in which any Company is engaged or in which any Company is planning to engage or is considering engaging on the date hereof, anywhere within 30 miles from any Acquired Facility or Development Area without the prior written consent of Buyer. Nothing contained in this Section 5.4(a) shall prohibit the Family Members from accepting employment at any location and with any Person, including any competitor of Buyer or of any Company.

     (b) For a period of five years after the Closing, each Seller and Beneficial Owner shall not, and shall cause each of its Affiliates, Family Members, officers and managers to not, directly or indirectly, solicit, endeavor to entice away from Buyer or any of its Affiliates, or offer employment or a consulting or other position to, or otherwise interfere with the business relationship of Buyer or any of its Affiliates with any other Person who is or was within the one-year period prior thereto, a customer or employee of, consultant or supplier to, referral source for or other Person having a material business relationship with, Buyer or any of its Affiliates.

     (c) In conjunction with the termination of employment of each Family Member by Sellers prior to Closing, Sellers shall enter into a severance agreement with each such Family Member in form and substance reasonably acceptable to Buyer and containing the restrictions contained in 5.4(a) and (b) for the benefit of Buyer and its Affiliates (the "FAMILY MEMBER SEVERANCE AGREEMENTS"). Each such Family Member Severance Agreement shall be delivered to Buyer at or prior to Closing

     (d) "FAMILY MEMBER" shall mean each of Nicklaus Athans and Christopher Athans.

5.5 INJUNCTIVE RELIEF; LIMITATION ON SCOPE. Each of the Sellers and Beneficial Owners acknowledges that any breach or threatened breach of the provisions of Sections 5.3 or 5.4 of this Agreement will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Buyer shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Sellers and/or Beneficial Owners from committing such breach or threatened breach. The right provided under this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer. The Sellers and Beneficial Owners further acknowledge that the provisions of Section 5.4 of this Agreement are made as a material inducement to Buyer and its Affiliates to consummate the Transactions contemplated by this Agreement, which Transactions are of substantial benefit to the Sellers and Beneficial Owners, and that such provisions are reasonable in geographic scope, duration, activity and subject.

5.6 DELIVERY OF FINANCIAL STATEMENTS. From the date hereof until the Closing, the Sellers will deliver to Buyer, not later than 30 days after the end of each month, an unaudited, consolidated balance sheet as of the end of such month and unaudited, consolidated statements of income and members' equity for each Company for such month. The Sellers covenant and agree that such financial statements and the notes thereto, if any, shall be complete and accurate in all material respects and fairly present the financial condition of such Company at the respective dates thereof and the results of its operations for the respective months then ended, and shall be prepared in accordance with the books and records of the Companies in conformity with generally accepted accounting principles, consistently applied with the financial statements referred to in
Section 2.4, except for the omission of footnotes and normal, immaterial year-end adjustments. Sellers agree to cooperate, and cause its accountants to cooperate, in providing (i) historical financial information to Buyer in a manner and within the time period required for Buyer to satisfy its filing obligations with the Securities and Exchange Commission and (ii) any other information reasonably requested by Buyer in order to comply with the requirements of Rule 3 05 of Regulation S-X of the Securities Act of 1933.

5.7 USE OF NAME. Following the Closing, Buyer shall have the exclusive right to use the "Sandia" name and any derivations thereof, in connection with the operation of the Business; provided, however, that Sellers shall not be obligated to change the existing names of any of their corporations or other entities.

5.8 BROKER FEES. The Sellers shall be jointly and severally responsible for paying any and all broker fees, expenses or other payments incurred by the Sellers in connection with the Transactions, if any.

5.9 ACCRUED PTO. As soon as reasonably practicable following the Closing, Sellers shall pay all Accrued PTO obligations of the Companies relating to a period prior to the Closing.

5.10 NO DISSOLUTION OF SELLERS. Each Seller hereby covenants and agrees that:
(i) for a period of four years after the Closing Date, it shall not dissolve or wind up its affairs; (ii) for a period of four years after the Closing Date, it shall undertake such actions consistent with good commercial practice to maintain its limited liability company existence; (iii) as of the Closing Date, it shall establish sufficient reserves necessary to satisfy all operating expenses, accounts payable and other similar claims and obligations known to such Seller as of the Closing Date; (iv) as of the Closing Date, it shall establish reserves as will be reasonably likely to be sufficient to satisfy any claim against such Seller which is the subject of a pending action, suit or proceeding to which such Seller is a party as of the Closing Date; and (v) as of the Closing Date, it shall, collectively with all other Sellers, establish reserves and insurance for the Recommended Amount as determined prior to the Closing by Sellers' current third party insurance broker, AON, through an actuarial analysis based upon Sellers' historical loss reports. The "RECOMMENDED AMOUNT" for the Sellers shall be the sum of the aggregate projected costs of deductibles, professional and general liability losses, insurance premiums and other costs which the Seller are likely to incur on account of any pending, contingent or estimated incurred but not reported claims. A copy of such all calculations, reports and other written materials relating to the calculation of the Recommended Amount to the extent available to Sellers shall be delivered by Sellers to Buyer prior to the Closing.

                                   ARTICLE 6.
                               COVENANTS OF BUYER

6.1 REPRESENTATIONS AND WARRANTIES. Until the Closing Date, Buyer will not take any action that would cause any of the representations and warranties made by Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

6.2 EFFORTS. Buyer will use all commercially reasonable efforts to cause the conditions specified in ARTICLE 7 to be satisfied as soon as practicable.

6.3 ADMINISTRATIVE FILINGS AND APPEALS. Buyer shall be solely responsible at Buyer's sole cost and expense for preparation of all applications for governmental approvals required as a condition to Closing as set forth herein, and of any filings and applications made pursuant thereto, including but not limited to the preparation of any application or statement to be made to any governmental body. Sellers shall reasonably cooperate in the preparation of such applications and filings and, if necessary, join in any such applications, provided that in no event shall Sellers be required to incur any cost or liability in connection with such applications or filings. Without limiting the foregoing, Sellers shall reasonably cooperate with Buyer in the preparation and shall execute or join in the execution of filings or other documents as are necessary for Buyer to obtain (i) any and all local, state and federal licenses necessary to enable Buyer to operate the Acquired Facilities and Businesses from and after the Closing and (ii) the required certification by the appropriate Government Healthcare Programs and/or contractors designated by such Government Healthcare Programs necessary to enable Buyer to bill and receive payment under such Government Healthcare Programs, including, but not limited to, completing, prior to the Closing, Centers for Medicare and Medicaid Services Form 855.

6.4 EXPANSION OFFICE SPACE. To the extent permitted under the terms of the Office Lease, Buyer, as lessee, will sublease to Sellers without the payment of any monthly rental charge thereunder, the Expansion Office Space for a period of up to 6 months following the Closing pursuant to a sublease agreement in customary form and otherwise reasonably acceptable to Buyer and Sellers (the "Expansion Space Sublease"); provided, however, that the Expansion Space Sublease shall grant to Buyer, as sublessor, the right to terminate the Expansion Space Sublease at any time during the term upon not less than 30 days written notice in the event of either (i) the sublease of the entire Office Space by Buyer to a third party sublessee or (ii) a termination of the Office Lease by the Landlord thereunder and/or Buyer, for any reason, including, without limitation, the mutual agreement of Buyer and such Landlord to so terminate the Office Lease. In the event of such early termination by Buyer of the Expansion Space Sublease, Buyer shall reasonably cooperate with Sellers to provide space in one of the Acquired Facilities for Seller's use in connection with the winding-up of Seller's affairs and businesses for the remainder of the otherwise stated term of and on substantially the same terms and conditions of the Expansion Space Subleaset. The Expansion Space Sublease shall further provide Sellers with the right during the term of the Expansion Space Sublease to use six (6) so-called LAN line phones; provided, that the phone charges incurred in connection therewith with be shall be paid by Sellers. In addition, during the term of the Expansion Space Sublease, Sellers shall be provided with access to the Expansion Office Space twenty-four (24) hours per day, seven (7) days per week. Buyer and Sellers shall reasonably cooperate with each other in obtaining any consent required under the Office Lease for such sublease of the Expansion Space by Buyer to Sellers.

                                   ARTICLE 7.
                              CONDITIONS TO CLOSING

7.1 CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS. The obligation of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the parties of each of the following conditions on or prior to the Closing:

     (a) NO TERMINATION. This Agreement shall not have been terminated pursuant to ARTICLE 8.

     (b) NO ADVERSE PROCEEDINGS. On the Closing Date, no action or proceeding shall be pending before any governmental authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     (c) NO VIOLATIONS. The consummation of the Transactions shall not violate any governmental rule which could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company, and which is incapable of being cured.

     (d) ASSUMPTION OF CONTRACTS. Buyer and Sellers shall have delivered to the other party such executed documents and instruments to evidence the assignment by Sellers and assumption by Buyer of all of Sellers' rights and obligations under the Assumed Contracts arising after the Closing in a form reasonably acceptable to Buyer and Sellers.

7.2 CONDITIONS TO OBLIGATIONS OF BUYER. Unless waived in writing by Buyer, the obligation of Buyer hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Sellers contained in ARTICLE 2 shall be true and accurate in all material respects (except that the representations and warranties in Sections 2.1 and 2.2, and each other representation or warranty to the extent qualified by materiality, shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date.

     (b) COVENANTS PERFORMED. Each of the Sellers shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the Closing Date.

     (c) COMPLIANCE CERTIFICATE. Buyer shall have received a certificate of the Sellers certifying as to the matters set forth in Sections 7.2(a) and 7.2(b) above, substantially in the form of Exhibit 7.2(c).

     (d) CERTIFICATES; DOCUMENTS. Buyer shall have received copies of each of the following for each of the Companies, certified to its satisfaction by an officer of each such Company: (i) the Company's Certificate of Formation, as amended, certified by the Secretary of State of the state of its organization as of a recent date; (ii) LLC Operating Agreement for each Company; (iii) resolutions from each Company's Board of Managers, members or similar Persons, as required, authorizing the execution of this Agreement and all actions necessary to consummate the Transactions, and (iv) a certificate of the Secretary of State of its state of organization dated within 10 days hereof as to the legal existence and good standing of the Company. Buyer shall also have received such other certificates, documents and materials as it shall reasonably request.

     (e) SELLER REQUIRED CONSENTS, CERTIFICATION AND LICENSES RECEIVED. The Sellers shall have obtained and delivered to Buyer copies of (i) all Sellers' Required Consents listed on or required to be listed on SCHEDULE 2.15, and (ii) all other consents, licenses, approvals, permits or authorizations which are identified in writing by Buyer and are required to be obtained for the Transactions and as to which the failure to obtain the same could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) or prospects of any Company, or interfere with Buyer's right or ability to consummate the Transactions.

     (f) INSTRUMENTS OF TRANSFER. Each Company shall have delivered to Buyer such deeds, bills of sale, leases, assignments and other instruments of transfer as Buyer may reasonably require to transfer to it good and marketable title to the Purchased Assets, free and clear of all liens, security interests, mortgages, encumbrances and restrictions of every kind.

     (g) NO INJUNCTION. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

     (h) TITLE. Buyer shall have received unconditional commitments from a title company to issue the Title Policies.

     (i) FACILITY LEASES. With respect to each Facility Lease, Buyer shall have:

          (i) obtained from each Landlord, in form and substance reasonably acceptable to Buyer, a written (i) consent to Sellers' assignment of the Facility Lease and Buyer's or Buyer's Affiliate's assumption thereof with respect to those duties, covenants and obligations of the lessee under the Facility Lease first arising or accruing from and after the Closing, (ii) estoppel certificate (or similar effect), (iii) amendment to each Facility Lease providing, in substance, for an amendment to the insurance requirements under such Facility Lease as provided on SCHEDULE 7.2(I) and (iv) to the extent required for issuance of any Title Policy or as may be otherwise reasonably requested by Buyer, a memorandum of such Facility Lease in recordable form evidencing the leasehold estate created thereby and Buyer's or its Affiliate's interest thereunder; and

          (ii) to the extent required by the holder of any note secured by any Leased Real Property under the corresponding Facility Lease under the terms of any deed of trust, mortgage, or similar agreement, obtained the written consent of such note holder to Sellers' assignment of the Facility Lease and Buyer's or Buyer's Affiliate's assumption thereof with respect to those duties, covenants and obligations of the lessee under the Facility Lease first arising or accruing from and after the Closing;

     (j) OPERATIONS TRANSFER AGREEMENT. Each of the Companies that operates an Acquired Facility or Business and Buyer (or Buyer's Affiliate) shall have entered into an operations transfer agreement substantially in the form attached hereto as Exhibit 7.2(j)(i) (the "OPERATIONS TRANSFER AGREEMENT"); provided, however, that with respect to the Company operating the "hospice" Business, the Operations Transfer Agreement shall be in the form of Exhibit 7.2(j)(i)(A) attached hereto

     (k) ADVERSE CHANGE OR CONDITION. Since the Balance Sheet Date, there shall have been no event, individually or collectively with all other such events, which has had or could have a material adverse effect on the Business or the affairs, assets or prospects of any Company.

     (l) INSURANCE COVERAGE. The Sellers shall have provided evidence reasonably satisfactory to Buyer that the Sellers have arranged for insurance coverage adequate to insure, or assets (including any trust account established for this purpose) sufficient to self insure, against all liabilities, claims and risks against which it is customary for companies similarly situated as the Companies to insure, to remain in full force and effect to cover claims brought after the Closing where the events giving rise to such claims occurred prior to the Closing.

     (m) ACTIONS AND PROCEEDINGS. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Buyer.

     (n) NO BAN ON NEW ADMISSIONS. None of the Acquired Facilities shall be operating under a ban on new admissions or an order of denial of payment for new admissions.

     (o) MDS FORMS AND CERTIFICATIONS. The Sellers shall have delivered a certificate stating that there are current, complete and signed MDS forms and physician certifications in the medical record of each patient included in the patient census for all Acquired Facilities.

     (p) LIST OF SERVICE PROVIDERS. Sellers shall have provided to Buyer a schedule setting forth a complete list of all of the physicians, physical therapists, occupational therapists, nutritionists and other health care providers who provide medical or other services to residents of the Companies on an independent contractor basis, and the material terms of such arrangements.

     (q) EMPLOYEES. The employees listed on SCHEDULE 2.21(D) shall have agreed to initially accept employment with Buyer.

     (r) FIRPTA CERTIFICATE AND EQUIVALENT CERTIFICATES. Seller shall have provided to Escrow Agent a FIRPTA certificate and any state of local law equivalent thereof in form and substance satisfactory to Escrow Agent.

     (s) FINAL REBASED 2007 MEDICAID RATES. If the Final Rebased 2007 Medicaid Rates have not been determined by the Closing, Buyer and Sellers shall have obtained reasonable documentary evidence, including a written report from the State of New Mexico or its audit agent, Myers and Stauffer, that sets forth an estimate of the Medicaid Rate Increase which would result in an Excess Annual Revenue Increase of more than $0.01.

     (t) TAIL POLICIES AND ESCROW RESERVES. Sellers shall have purchased one or more "tail policies" (each, a "TAIL POLICY") covering the Acquired Facilities and Business of each Company that (i) names Buyer (or Buyer's applicable Affiliates who own, operate and/or lease such Acquired Facility or Business) as an "additional insureds," (ii) covers so-called "incurred but not reported claims" under Sellers' current commercial general liability Insurance Policies and current medical professional liability Insurance Policies, (iii) covers the period from the Closing Date through the third (3rd) anniversary of the Closing Date (the "TAIL PERIOD"), and (iv) has the following coverages for both general liability and medical professional liability insurance: One Million Dollars ($1,000,000) per claim; and Five Million Dollars ($5,000,000) in the aggregate for all Facilities and Businesses, of which a maximum of Three Million Dollars ($3,000,000) can be applied to any single Acquired Facility; provided however, that with respect to the hospice Business of the applicable Seller, such coverage shall be in the amount of One Million Dollars ($1,000,000) per claim; and Three Million Dollars ($3,000,000) in the aggregate. The foregoing requirement may be satisfied either through the extension of Sellers existing Insurance Policies to cover the Tail Period or the purchase of a new policy to cover the Tail Period. Prior to Closing, Sellers' shall provide to Buyer a certificate of each Tail Policy along with a complete copy of such Tail Policy.

     (u) NON-COMPETES. Sellers shall have delivered to Buyer such executed documents and instruments to evidence the assignment by Sellers and their Affiliates to Buyer or its designated Affiliate of all of Sellers' and Sellers' Affiliates' rights (but none of their obligations) under the Family Member Severance Agreements, the Tapia Non-Compete and the Wigder Non-Compete in form and substance reasonably acceptable to Buyer. On or prior to Closing, Sellers shall have (i) paid all Family Member Severance Liabilities, all Tapia Non-Compete Liabilities and all Wigder Non-Compete Liabilities and (ii) delivered to Buyer original estoppel certificates in form and substance reasonably acceptable to Buyer signed by each of the Family Members, Tapia and Wigder acknowledging such payments in full and consenting to the assignment of the benefits of the Family Member Severance Agreements, the Tapia Non-Compete and the Wigder Non-Compete, as applicable, from Sellers and their Affiliates to Buyer or its designated Affiliate.

     (v) INDEMNIFICATION ESCROW AGREEMENT. Each Beneficial Owner shall have delivered to Buyer an Indemnification Escrow Agreement duly executed by such Beneficial Owner and the Indemnification Escrow Agent and, at Closing, shall have caused the Indemnification Escrow Amount to be funded thereunder in accordance with Section 1.3(d)(iii).

7.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. Unless waived in writing by the Sellers, the obligation of the Sellers hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) DEPOSIT OF FUNDS. Seller shall have deposited with Escrow Agent all funds required to be deposited pursuant to Section 1.3, above.

     (b) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in 3.3 shall be true and accurate in all material respects (except that each representation or warranty to the extent qualified by materiality, shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date.

     (c) COVENANTS PERFORMED. Buyer shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (d) COMPLIANCE CERTIFICATE. The Sellers shall have received a certificate of Buyer certifying as to the matters set forth in Sections 7.3 (b) and (c) above.

     (e) BUYER REQUIRED CONSENTS, CERTIFICATION AND LICENSES RECEIVED. Buyer shall have obtained and delivered to the Sellers copies of all Buyer Required Consents listed on SCHEDULE 4.3 and no such Buyer Required Consents shall have been withdrawn or suspended. Without limiting the generality of the foregoing, Buyers' Required Consents shall include (a) any and all local, state and federal licenses necessary to enable Buyer to operate the Acquired Facilities from and after the Closing, (b) the required certification by the appropriate Government Healthcare Programs and/or contractors designated by such Government Healthcare Programs necessary to enable Buyer to bill and receive payment under such Government Healthcare Programs, and (c) the approval of Buyer's Board of Directors to consummate the Transaction.

     (f) NO INJUNCTION. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

     (g) CERTIFICATES; DOCUMENTS. The Sellers shall have received copies of each of the following for Buyer, certified to its satisfaction by an officer of
Buyer: (i) Buyer's Certificate of Incorporation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a form of bylaws applicable to Buyer (together with a certification that the actual bylaws for Buyer are substantially in the form of the documents provided); (iii) if applicable, resolutions and votes from Buyer's Board of Directors and/or shareholders authorizing Buyer to sign this Agreement and take all actions necessary to consummate the transactions contemplated hereby, and (iv) a certificate of the Secretary of State of its state of organization as of a recent date as to the legal existence and good standing of Buyer. The Sellers shall have used commercially reasonable efforts, and cooperated with Buyer, in an effort to obtain a certificate of good standing for Buyer from the Secretary of State of the State of Delaware. Buyer shall also have received such other certificates, documents and materials as it shall reasonably request.

     (h) ACTIONS AND PROCEEDINGS. All actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Sellers.

     (i) OPERATIONS TRANSFER AGREEMENT. Buyer (or Buyer's Affiliate) shall have entered into an Operations Transfer Agreement with each of the Companies that operates an Acquired Facility or Business.

     (j) INDEMNIFICATION ESCROW AGREEMENT. Buyer shall have delivered to each Beneficial Owner an Indemnification Escrow Agreement duly executed by Buyer.

                                   ARTICLE 8.
                                  TERMINATION

8.1 TERMINATION. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing (except as otherwise noted below):

     (a) by mutual written consent of Buyer and the Sellers;

     (b) by Buyer, if any Seller shall have breached or failed to perform in any material respect any of such Seller's obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of any Seller set forth in this Agreement shall not be true and correct to the extent set forth in Section 7.2(a), and such breach, failure or misrepresentation is not cured to Buyer's reasonable satisfaction within 15 days after Buyer gives the Sellers written notice identifying such breach, failure or misrepresentation;

     (c) by the Sellers, if Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 7.3(b), and such breach, failure or misrepresentation is not cured to the Sellers' reasonable satisfaction within 15 days after the Sellers give Buyer written notice identifying such breach, failure or misrepresentation;

     (d) by either party, if the conditions set forth in Section 7.1 become incapable of satisfaction;

     (e) by Buyer, if the conditions set forth in Section 7.2 become incapable of satisfaction;

     (f) by Buyer, in accordance with Section 1.6 or 1.7;

     (g) by the Sellers, if the conditions set forth in Section 7.3 become incapable of satisfaction;

     (h) by Buyer or the Sellers, if the Closing shall not have occurred on or before October 1, 2007 or such other date, if any, as Buyer and the Sellers may agree in writing;

     (i) by Buyer prior Closing, if Buyer is not satisfied with its due diligence review or any other aspect of the Purchased Assets and the Business in any respect, as determined by Buyer in its sole discretion; and

     (j) by Buyer, if (i) Seller updates any disclosure schedule to this Agreement in accordance with the first paragraph of Article 2, (ii) such update occurs after the date of this Agreement, and (iii) such update has an material adverse effect on such disclosure;

     (k) except that this Agreement may not be terminated under this Section (other than under Sections 8.1(a), 8.1(f), 8.1(i) and 8.1(j)) by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

8.2 EFFECT OF TERMINATION.

     (a) IF, AND ONLY IF, (I) THIS AGREEMENT IS TERMINATED BY THE SELLERS IN ACCORDANCE WITH SECTION 8.1 DUE TO THE DEFAULT OF BUYER (HEREIN, A "BUYER DEFAULT TERMINATION") AND (II) NONE OF THE SELLERS OR BENEFICIAL OWNERS IS IN MATERIAL BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED HEREIN, OR IN MATERIAL VIOLATION OF ANY COVENANT OR AGREEMENT CONTAINED HEREIN, THAN SELLERS SHALL BE RELEASED FROM ALL OF THEIR OBLIGATIONS UNDER THIS AGREEMENT AND, AS SELLERS' SOLE AND EXCLUSIVE REMEDY, SELLERS SHALL BE ENTITLED TO OBTAIN AND KEEP AS LIQUIDATED DAMAGES THE DEPOSIT. EXCEPT AS PROVIDED IN SECTION 8.2(B) BELOW, SELLERS WAIVE ALL OTHER RIGHTS OR REMEDIES IN THE EVENT OF SUCH BUYER DEFAULT TERMINATION. IN SUCH EVENT, SELLERS AND BUYER SHALL IMMEDIATELY INSTRUCT THE ESCROW AGENT TO DELIVER THE DEPOSIT, TOGETHER WITH ANY INTEREST THEREON, IMMEDIATELY TO SELLERS. THE PARTIES ACKNOWLEDGE THAT SELLERS' ACTUAL DAMAGES IN THE EVENT OF A BUYER DEFAULT TERMINATION WILL BE DIFFICULT TO ASCERTAIN, AND THAT SUCH LIQUIDATED DAMAGES REPRESENT THE PARTIES' BEST ESTIMATE OF SUCH DAMAGES. SUCH RETENTION OF THE DEPOSIT BY SELLERS IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION.


/s/ AZ MSA                              /s/ RR
-------------------------------------   ----------------------------------------
Sellers' Initials                       Buyer's Initials

     (b) In no event shall Section 8.2(a) have any application to or limit Sellers' rights against Buyer in connection with: (i) Section 1.7 (Buyer's entry onto any of the Real Properties), (ii) Section 8.2(e) (Cancellation Costs),
(iii) Section 4.4 (Broker Warranty) or (iv) Section 10.14 (Attorneys' Fees).

     (c) If this Agreement is terminated in any manner, or under any circumstance (other than a termination of this Agreement by a party in accordance with Section 8.1 due to the default of the other party), including but not limited to the circumstances contemplated under Section 1.6, then the Sellers and Buyer shall immediately instruct the Escrow Agent to deliver the Deposit, together with any interest thereon, immediately to Buyer, and Buyer and its affiliates shall have no further liability or obligation to the Sellers hereunder, or with respect to the Transactions contemplated hereby.

     (d) If, and only if, (i) this Agreement is terminated by the Buyer in accordance with Section 8.1 due to the default of Sellers and (ii) Buyer is not in material breach of any representation or warranty contained herein, or in material violation of any covenant or agreement contained herein, then, subject to the provisions of Section 9.2 below, Buyer's sole and exclusive remedy, at law or in equity, shall be to obtain a refund of the Deposit and pursue Sellers for an action to recover Buyer's actual Losses incurred in connection with this Agreement; provided, however, that in no event shall Buyer be entitled to recover any Losses on account of loss of profits or other consequential, punitive, special or other similar damages. In such event, Sellers and Buyer shall immediately instruct the Escrow Agent to deliver the Deposit, together with any interest thereon, immediately to Buyer. Notwithstanding the foregoing, in lieu of terminating this Agreement in accordance with Section 8.1 due to the default of Sellers, Buyer may instead compel specific performance of Sellers' obligation to convey the Purchased Assets to Buyer in accordance with the terms of this Agreement. Except as provided in this Section 8.2(d), and subject to the provisions of Section 9.2 below, Buyer hereby expressly waives its rights to seek any other form of damages or remedies in the event of Sellers' default hereunder. In the event of a default by Sellers under this Agreement, Buyer shall be deemed to have elected to terminate this Agreement, receive the Deposit back and pursue Sellers for an action to recover Buyer's actual Losses incurred in connection with this Agreement if Buyer fails to file suit for specific performance against Seller on or before forty-five (45) days following the scheduled Closing Date, in which case, Escrow Agent shall, without further instructions or notification from Buyer, refund the Deposit to Buyer.

     (e) If this Agreement is terminated by a party in accordance with Section
8.1 due to the default of the other party, then the defaulting party shall be responsible for all termination charges charged by Escrow Agent; otherwise, the parties shall share equally in the payment of any such termination charges.

     (f) Notwithstanding anything to the contrary in this Agreement, upon any termination of this Agreement, the obligations of Buyer and Seller under Section
10.5 shall survive such termination for a period of one year.

                                   ARTICLE 9.
                            SURVIVAL; INDEMNIFICATION

9.1 SURVIVAL. The representations, warranties, covenants and agreements contained herein shall survive the Closing as specified in this Section 9.1. No action for a breach of the representations, warranties, covenants, or agreements contained herein (other than Sections 5.4, 5.7 and 5.11) nor any demand for indemnification shall be brought more than twelve (12) months following the Closing Date (or in the case of Sections 2.3, 2.14, 2.16, 2.22, or 2.23 (the "SPECIFIED REPRESENTATIONS"), more than four years following the Closing Date). Any claim made pursuant to this Section 9.1 shall be preserved for three (3) months after the expiration of such twelve (12) month period (or in the case of the Specified Representations, such four (4) year period) by Buyer upon notification of such claim to Sellers and Beneficial Owners, of by Sellers upon notification of such claim to Buyer, provided that such notice describes the nature of such claim with reasonable specificity. Any claim made pursuant to this
Section 9.1 shall be made by the filing of claim thereon in the Orange County Superior Court or other court of competent jurisdiction. Time is of the essence. If no such claim is duly filed within the foregoing twelve (12) month (or in the case of the Specified Representations, four (4) year) period, or the foregoing three (3) month period in the event such claim is preserved, then all claims based on any representations, warranties, covenants and/or agreements arising under this Agreement shall be forever waived and barred.

9.2 INDEMNIFICATION BY THE SELLERS AND BENEFICIAL OWNERS.

     (a) GENERAL. Subject to any applicable limitations set forth below in this
Section 9.2, the Sellers and Beneficial Owners shall, jointly and severally, indemnify and hold Buyer and its Affiliates harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys fees) of any nature (collectively, "LOSSES") arising out of or relating to (i) any breach or violation of the representations, warranties, covenants or agreements of the Sellers or the Beneficial Owners set forth in this Agreement, in the Operations Transfer Agreements, or in any other schedules, exhibits, certificates or other contracts or agreements delivered by the Sellers or Beneficial Owners pursuant to this Agreement, (ii) any lien, security interest, mortgage, restriction or encumbrance (other than Permitted Encumbrances) on the Purchased Assets after the Closing as a result of matters existing or relating to any period prior to the Closing, or (iii) any Excluded Liability (regardless of whether information with respect thereto is set forth on a Schedule hereto).

     (b) BENEFICIAL OWNER'S LIABILITY CAP. If the Closing occurs, no Beneficial Owner shall individually have any liability pursuant to this Agreement in excess of $2,575,000 (with respect to each Beneficial Owner, the "LIABILITY Cap"); provided, however, that indemnification claims arising out of any breach or violation of the representations and warranties by any Seller or Beneficial Owner contained in Sections 2.3 or 3.1 shall not be subject to the foregoing limitations and shall not be included in the determination of whether the Liability Cap has been reached. Notwithstanding anything to the contrary in this Agreement, any Operations Transfer Agreement or in any other schedules, exhibits, certificates and other contracts or agreements delivered in connection herewith, with respect to the Liability Cap, the following shall also apply:

          (i) The Liability Cap shall not inure to the benefit of any Seller, and each Seller shall be liable pursuant to Section 9.2(a) above up to the full amount of the Losses incurred or sustained by Buyer or its Affiliate;

          (ii) Each Beneficial Owner shall be liable up to the entire Liability Cap, notwithstanding that the Indemnification Escrow Amount for each Beneficial Owner has been funded in an amount less than the Liability Cap; and

          (iii) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BENEFICIAL OWNER HEREBY WAIVES AND RELEASES THE BENEFITS AND PROTECTIONS OF ANY LOCAL, STATE OR FEDERAL LAWS, ORDINANCES OR GOVERNMENTAL REGULATIONS THAT PROTECT OR WOULD PROTECT THE ASSETS OF SUCH BENEFICIAL OWNER FIRST ACQUIRED ON OR AFTER THE

CLOSING DATE FROM A CLAIM BROUGHT BY OR JUDGMENT IN FAVOR OF BUYER OR ITS AFFILIATES FOR ANY LOSSES, INCLUDING, WITHOUT LIMITATION, THOSE SET FORTH IN N.M. STAT. ANN. Sections 42-10-1 THROUGH 42-10-13 AND 46A-5-501 THROUGH 46A-5-504.


/s/ Scott Athans                        /s/ Alan Zampini
-------------------------------------   ----------------------------------------
Scott Athans                            Alan Zampini

     (c) THRESHOLD. No Seller or Beneficial Owner shall have any liability pursuant to Section 9.2(a) until the aggregate Losses suffered or incurred by Buyer for which Buyer is entitled to indemnification hereunder exceeds Fifty Thousand Dollars ($50,000) (the "THRESHOLD"); provided, however, that indemnification claims arising out of any breach of the Operations Transfer Agreements shall not be subject to the foregoing Threshold. The parties acknowledge and agree that once the Threshold is exceeded, Sellers and the Beneficial Owners shall have liability hereunder for all Losses, including Losses below the Threshold.

     (d) PROFESSIONAL LIABILITIES AND PERSONAL INJURY CLAIMS. No Seller or Beneficial Owner shall have any liability pursuant to Section 9.2(a) for Losses to the extent arising out of or relating to professional liability or personal injury claims, except to the extent such Losses (i) relate to a breach of the representations and warranties contained in ARTICLE 2, or (ii) are insured losses under the Tail Policy, the Insurance Policies, or any other insurance policies of any Seller, Beneficial Owner, or their Affiliates.

     (e) FRAUD; INTENTIONAL MISREPRESENTATION. The limitations set forth in Sections 9.2(b), (c) and (d) shall not apply to conduct of any Seller or Beneficial Owner constituting fraud or intentional misrepresentation.

9.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold the Sellers and the Beneficial Owners harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement, in the Operations Transfer Agreements, or in any other schedules, exhibits, certificates and other contracts or agreements delivered by Buyer or its Affiliates pursuant to this Agreement.

9.4 CALCULATION OF LOSSES. The amount of Losses incurred by a party seeking indemnification hereunder shall be calculated after taking into account insurance proceeds and other third party recoveries by, and tax costs and benefits to, such party.

9.5 DEFENSE OF CLAIMS. Upon acknowledgement in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnified party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

                                   ARTICLE 10.
                                  MISCELLANEOUS

10.1 NOTICES. All notices, demands or other communications hereunder (each, a "NOTICE") shall be writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as:

     (a) if to the Sellers, to:

          c/o Garrett DeFrenza Stiepel LLP
          695 Town Center Drive, Suite 500
          Costa Mesa, California 92626
          Attention: Henry R. Stiepel, Esq.
          Facsimile No: (714) 384-4320

          with a copy (which shall not constitute notice) to:

          Garrett DeFrenza Stiepel LLP
          695 Town Center Drive, Suite 500
          Costa Mesa, California 92626
          Attention: Henry R. Stiepel, Esq.

     (b) if to Buyer, to:

          Skilled Healthcare Group, Inc.
          27442 Portola Parkway, Suite 200
          Foothill Ranch, CA 92610
          Attention: General Counsel

          with a copy (which shall not constitute notice) to:

          Latham & Watkins LLP
          650 Town Center Drive, 20th Floor
          Costa Mesa, CA 92626
          Attention: David C. Meckler, Esq.

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Any party may, by notice to the others from time to time in the manner herein provided, specify a different address for notice purposes.

10.2 SEVERABILITY AND GOVERNING LAW. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflicts of laws principles.

10.3 AMENDMENTS, WAIVERS. This Agreement may be amended or modified only with the written consent of Buyer and the Sellers. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

10.4 EXPENSES. Whether or not the Transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by Buyer in connection with the Transactions will be borne by Buyer and
(b) the legal and other costs and expenses incurred by the Sellers or any Company in connection with the Transactions contemplated hereby will be borne by the Sellers and shall be Excluded Liabilities.

10.5 CONFIDENTIALITY.

     (a) Buyer. Until the Closing, all proprietary information obtained by Buyer from or on behalf of any Company will be kept confidential and will not be disclosed by Buyer other than to its partners, members, managers, directors, officers, employees, and advisors, as necessary; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by Buyer from a third party without restriction as to disclosure by Buyer, (b) was known by Buyer prior to its disclosure by or on behalf of any Company, (c) is in the public domain or enters into the public domain through no fault of Buyer, (d) is independently developed by Buyer without reference to information provided by or on behalf of any Company or (e) Buyer is required by law or legal process to disclose. If this Agreement is terminated, Buyer will cause to be delivered to the Sellers all materials obtained by Buyer from or on behalf of any Company, whether obtained before or after the date of this Agreement.

     (b) Seller. Following the Closing, each Seller shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to any Company or the Business, including information of others that any Company has agreed to keep confidential, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Sellers and except to the extent that disclosure of such information is required by law.

     (c) Public Announcements. Buyer and Sellers agree to communicate with each other and cooperate with each other prior to any public disclosure of the Transactions. Buyer and Sellers agree that no public release or announcement concerning the terms of the Transactions shall be issued by any party without the prior consent of Buyer and Sellers, except (i) as such release or announcement, upon the advice of outside counsel, may be required by law or the rules and regulations of any stock exchange upon which the securities of Sellers or Buyer are listed, in which case the party required to make the release or announcement, to the extent practicable, shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and
(ii) Buyer may disclose any information concerning the Transactions that it deems appropriate in its respective reasonable judgment, in light of its status as a publicly owned company, including, without limitation, to securities analysts and institutional investors, in press interviews and governmental filings.

10.6 SUCCESSORS AND ASSIGNS. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that
(a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to Buyer or any of its successors and assigns and (b) this Agreement may be assigned by Buyer to any of its Affiliates or, to any Person acquiring a material portion of the assets, business or securities of Buyer, whether by merger, consolidation, sale of assets or securities or otherwise.

10.7 ENTIRE AGREEMENT. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

10.9 HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.10 FURTHER ASSURANCES. Following the Closing, the Sellers will execute and deliver to Buyer such documents and take such other actions as Buyer may reasonably request in order to fully consummate the Transactions.

10.11 THIRD PARTY BENEFICIARIES. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto.

10.12 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

10.13 SCHEDULES AND EXHIBITS. All schedules (as the same may be updated as provided herein) and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein.

10.14 ATTORNEY FEES. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, costs, and expenses incurred.

                                   ARTICLE 11.
                                   DEFINITIONS

     The following terms, as used in this Agreement, have the meanings given to them where indicated below:

TERM                                  SECTION OR PLACE WHERE DEFINED
----                                  ------------------------------
Accrued PTO                           Section 1.4
Acquired Facilities                   Section 2.1
Affiliate                             Section 2.6
Agreement                             Preamble
Assumed Liabilities                   Section 1.4
Assumed Contracts                     Section 1.1
Authorizations                        Section 2.19
Athans                                Preamble
Balance Sheet                         Section 2.4
Balance Sheet Date                    Section 2.4
Beneficial Owners                     Preamble
Benefit Plans                         Section 2.22
Bonds                                 Section 2.6
Business                              Section 2.1
Buyer                                 Preamble

TERM                                  SECTION OR PLACE WHERE DEFINED
----                                  ------------------------------
Buyer Default Termination             Section 8.2
Buyer Required Consents               Section 4.3
Closing                               Section 1.8
Closing Date                          Section 1.8
Code                                  Section 2.22
Company or Companies                  Preamble
Company Deposits                      Section 2.6
Company Intellectual Property         Section 2.10
Deed                                  Section 1.6(e)
Deposit                               Section 1.3(c)
Development Areas                     Section 1.1
ED/FA                                 Article 2
Equity Interests                      Introduction
ERISA                                 Section 2.22
Excess Annual Revenue Increase        Section 1.3
Escrow Agent                          Section 1.3(c)
Escrow Fund                           Exhibit 1.3(c)
Excluded Assets                       Section 1.2
Excluded Liabilities                  Section 1.4
Expansion Office Space                Section 1.6
Expansion Space Sublease Agreement
Facility Lease or Facility Leases     Section 1.1(b)
Family Member                         Section 5.4(c)
Family Member Severance Liabilities   Section 5.4(c)
Family Member Severance Liabilities   Section 1.1
Final Rebased 2007 Medicaid Rates     Section 1.3
First Amendment to Office Lease       Section 1.6
Gap Notice                            Section 1.6(c)
Government Healthcare Programs        Section 1.4(e)
HIPAA                                 Section 2.16
Improvements                          Section 1.1
Indemnification Escrow Agent          Section 1.3
Indemnification Escrow Agreement      Section 1.3
Insurance Policies                    Section 2.24
Intellectual Property                 Section 2.10
Knowledge of Sellers                  Preamble to Article 2
Landlord                              Section 2.7
Lease Obligors                        Section 7.3(h)
Leased Real Property                  Section 1.1
Liability Cap                         Section 9.2(b)
Lists                                 Section 2.7
Losses                                Section 9.2
Material Contracts                    Section 2.6
Material Customers                    Section 2.12

TERM                                  SECTION OR PLACE WHERE DEFINED
----                                  ------------------------------
Medicaid Rate Increase                Section 1.3
Medical Waste Laws                    Section 2.23
New Title Matters                     Section 1.6
OFAC                                  Section 2.7
Office Lease                          Section 1.6
Office Space                          Section 1.6
Original Office Lease                 Section 1.6
Operations Transfer Agreement         Section 7.2
Order or Orders                       Section 2.7
Owned Real Property                   Section 1.1
Permitted Encumbrances                Section 1.6(d)
Permitted Investments                 Exhibit 1.3(c)
Person                                Section 2.10
Purchased Assets                      Section 1.1
Purchase Price                        Section 1.3
Real Estate Survey                    Section 1.6
Recommended Amount                    Section 5.10
Seller or Sellers                     Preamble
Sellers' Required Consents            Section 2.15
Specified Representations             Section 9.1
Surveys                               Section 2.16
Tail Period                           Section 7.2
Tail Policy                           Section 7.2
Tapia                                 Section 1.1
Tapia Non-Compete                     Section 1.1
Tapia Non-Compete Liabilities         Section 1.1
Taxes                                 Section 1.4
Threshold                             Section 9.2
Title Inspection Period               Section 1.6
Title Notice                          Section 1.6
Title Policy                          Section 1.6(e)
Title Commitment                      Section 1.6
Transactions                          Introduction
Wigder                                Section 1.1
Wigder Non-Compete                    Section 1.1
Wigder Non-Compete Liabilities        Section 1.1
Zampini                               Preamble

                            [Signature Pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

                                        BUYER:

                                        SKILLED HEALTHCARE GROUP, INC.


                                        By: /s/ Roland Rapp
                                            ------------------------------------
                                        Name: Roland Rapp
                                        Title: CAO

                [Signature Page to the Asset Purchase Agreement]

SELLERS:                                LAUREL HEALTHCARE, LLC,
                                        a New Mexico limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        HEALTHCARE INVESTORS OF NEW MEXICO, LLC, a Delaware limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        LAUREL SKIES, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        LAUREL CANYON, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        HEALTHCARE INVESTORS OF NEW MEXICO II,
                                        LLC, a Delaware limited liability
                                        company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager

                [Signature Page to the Asset Purchase Agreement]

SELLERS: (cont'd)                       ARBOR CREEK, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        ARBOR SPRINGS, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        ARBOR BROOK, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        LAUREL MEADOWS, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        LAUREL HEALTHCARE OF CLOVIS, LLC, a New
                                        Mexico limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager

                [Signature Page to the Asset Purchase Agreement]

SELLERS: (cont'd)                       HOSPICE OF THE SANDIAS, LLC, a Delaware
                                        limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        SANDIA STAFFING, LLC, a Delaware limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        HEALTHCARE INVESTORS OF NEW MEXICO -
                                        SPRINGS, LLC, a Delaware limited
                                        liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        AT HEALTH VENTURES, LLC, a Delaware
                                        limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager


                                        LAUREL HEALTHCARE PROVIDERS, LLC, a
                                        Delaware limited liability company


                                        By: /s/ M. Scott Athans
                                            ------------------------------------
                                            M. Scott Athans, Manager


                                        By: /s/ Alan Zampini
                                            ------------------------------------
                                            Alan Zampini, Manager

                [Signature Page to the Asset Purchase Agreement]

BENEFICIAL OWNERS:                      /s/ M. Scott Athans
                                        ----------------------------------------
                                        M. SCOTT ATHANS


                                        /s/ Alan Zampini
                                        ----------------------------------------
                                        ALAN ZAMPINI

                [Signature Page to the Asset Purchase Agreement]